EXECUTIVE VERSION


                     ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 19th day of September, 2002 by and between Vyncolit North America Inc., a Delaware corporation ("Buyer"), Perstorp Composites Holding B.V., a company organized under the laws of the Netherlands ("Parent") and Rogers Corporation, a Massachusetts corporation ("Seller"). Each of Buyer, Parent and Seller is sometimes referred to individually herein as a "Party" and collectively as the "Parties".

	WHEREAS, Seller desires to sell or license to Buyer, and Buyer desires to purchase or license from Seller, certain of the assets, properties, rights and business of Seller for the consideration and upon the terms and conditions, set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending, to be legally bound, hereby agree as follows:

                                 ARTICLE I
                                DEFINITIONS

	For purposes of this Agreement, the terms listed in Exhibit I shall have the meanings specified or referred to therein.

                                ARTICLE II
                       THE ASSETS AND LIABILITIES

        2.1 Purchase and Sale of Assets. At the Closing, Seller shall (a) sell, transfer, convey, assign and deliver (and in the case of certain Accounts Receivable and Inventories, will cause Rogers N.V. and Rogers Singapore to sell, transfer, convey, assign and deliver) to Buyer, and Parent shall cause Buyer to purchase from Seller or such Affiliates, all of Seller's or such Affiliates' right, title and interest in and to the Business as a going concern, including all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and (b) guarantee that WPI will grant Buyer (i) an exclusive, worldwide, royalty-bearing license to use the Licensed Intellectual Property pursuant to the Intellectual Property Agreement and (ii) a worldwide and royalty-free license to use the Shared Know-How pursuant to the Shared Know-How Agreement. "Assets" shall mean all the assets, tangible and intangible, of Seller and its Affiliates, wherever located, used by Seller or its Affiliates in the Business, but shall not include the Excluded Assets, the Licensed Intellectual Property or the Shared Know-How. "Business" shall have the meaning set forth in the Intellectual Property Agreement. Without limiting the generality of the foregoing, the Assets shall include the following:

        (a) all real property owned by Seller and used primarily in connection with the Business (collectively, the "Real Estate"), as more particularly described in Schedule 2.1(a), and all buildings, improvements, other constructions, construction-in-progress and fixtures now or hereafter located on the Real Estate (collectively, the "Improvements"), together with, as they

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relate to the Real Estate, all right, title and interest of
Seller or its Affiliates in and to (i) all options, easements, servitudes, rights-of-way, privileges, appurtenances and other rights associated therewith, (ii) any land lying in the bed of any street, open or proposed, public or private, in front of or adjoining the Real Estate, (iii) any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Real Estate by reason of any change of grade of any street, and the buildings and improvements located thereon, and (iv) any transferable Governmental Authorization, license or certificate of occupancy used in or relating to the ownership, occupancy or operation of the Real Estate;

        (b) all Tangible Personal Property of every kind and nature used primarily in connection with the Business, including, without limitation, the Tangible Personal Property listed on Schedule 2.1(b);

        (c) all Inventories that are existing as of the Effective Time (including, without limitation, Inventory purchased from Affiliates of Seller), the current categories, locations and amounts of which, as of July 28, 2002, are set forth on Schedule 2.1(c);

        (d) all Accounts Receivable that are existing as of the Effective Time (other than any Accounts Receivable from Affiliates of Seller), including, without limitation, all those Accounts Receivable listed on Schedule 2.1(d) as of July 28, 2002 which have not been collected in the Ordinary Course of Business;

        (e) all intangible property of every kind and nature used in connection with the Business (collectively, the "Intangible Property") other than the Licensed Intellectual Property and the Shared Know-How, including, without limitation, the following:

            (i)	all Copyrights and all other proprietary rights
        and all applications and registrations therefor and licenses or other rights thereof that are used by Seller primarily in connection with the Business;

           (ii)	all transferable Government Authorizations
        relating to the operation of the Business as presently conducted by Seller, which transferable Governmental Authorizations are listed in Schedule 2.1(e)(ii);

          (iii)	all benefits, proceeds or any other amounts
        payable under any policy of insurance maintained by Seller with respect to destruction of or damage to any of the Assets (but only to the extent that such destruction or damage does not reduce the book value of the Asset or Assets in question for purposes of determining Net Asset Value); and

           (iv)	all deposits held by Seller in connection with
        future services to be rendered by Seller in connection with the Business, provided the service obligation in question has been assumed by Buyer.

	(f) all of the Business Contracts, including those listed on Schedule 4.19(a) but excluding any such Business Contract that also appears on Schedule 4.15(a)); and

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        (g)  all the books, Records, forms and files relating to
the operations of the Business or reflecting the operations thereof which are presently located at the Real Estate, including copies of all Records, books, forms and files relating to human resource and other matters as to which Seller is required to retain the originals under applicable Legal Requirements, but excluding therefrom Records, books, forms and files reflecting the operations of Seller as a whole, and further excluding Records, books, forms and files which Seller is required to maintain private under applicable Legal Requirements.

        2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

        (a)  all cash and cash equivalents;

        (b) all claims for refund of Taxes and other governmental charges of whatever nature;

        (c) the assets identified on Schedule 2.2(c) hereto, which assets relate to the Excluded Products (as defined in the Intellectual Property Agreement);

        (d) the Excluded Technology (as defined in the Intellectual Property Agreement);

        (e) all benefits, proceeds or any other amounts payable under any policy of insurance maintained by Seller, except as may otherwise be provided in Section 2.1(e)(iii) above;

        (f) all rights of Seller arising under this Agreement and any other document relating to the Contemplated Transactions;

        (g) rights under product warranty Contracts against vendors to the extent needed to reimburse Seller for expenses incurred by Seller in connection with product warranty and product liability claims for goods manufactured or sold prior to the Effective Time;

        (h) all rights to and with respect to the assets associated with Seller's Pension Plans;

        (i) all books, Records, forms and files relating to human resource and other matters as to which Seller is required to retain originals or is required to maintain private under applicable Legal Requirements;

        (j) all Contracts with employees of the Business regarding terms of employment and confidentiality obligations of such employees and all rights to enforce such Contracts; provided, however, that other than in connection with the Excluded
Products, Seller shall have no right to enforce such confidentiality obligations against Hired Active Employees in connection with the disclosure to Buyer or its Representatives of confidential information relating to the Business or the use of such confidential information in connection with the conduct of the Business by Buyer after Closing;

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        (k)  the Shared Know-How (which is the subject of the
Shared Know-How Agreement);

        (l) assets located at Seller's offices in Rogers, Connecticut which may be used in connection with the Business, but are used primarily otherwise than in connection with the Business, and which are generally described on Schedule 2.2(1);

        (m) Accounts Receivable which have been written off for accounting purposes and which are not reflected on the Closing
Balance Sheet; and

        (n) the names "Rogers" or "Rogers Corporation," or any logos or designs incorporating the names Rogers or Rogers
Corporation.

        2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge as and when due only the following Liabilities of Seller (the "Assumed Liabilities"):

        (a) any trade account payables arising out of or relating to the Business (other than any payable to any Affiliate of Seller) (the "Payables"), including, without limitation, all those categories and classes of Payables listed on Schedule
2.3(a);

        (b) subject to Section 2.4(b), any Liability arising after the Effective Time under the Business Contracts and the Governmental Authorizations set forth on Schedule 2.1(e)(ii);

        (c) the accrual for employee benefit matters set forth and described in reasonable detail on Schedule 2.3(c) and accruals relating thereto arising after the date hereof in the Ordinary Course of Business consistent with past practice (the "Benefits Accrual"); and

        (d) the accruals for matters set forth and described in reasonable on Schedule 2.3(d) and accruals relating thereto arising after the date hereof in the Ordinary Course of Business consistent with past practice (the "Other Accruals").

        2.4 Retained Liabilities. Buyer shall not assume or in any way be liable for the payment, performance and discharge of any Liabilities of Seller except as specifically provided in
Section 2.3. Without limiting the generality of the foregoing, Buyer shall not assume and Seller shall retain and shall punctually pay, perform and discharge when due, the following Liabilities of Seller (collectively, the "Retained Liabilities"):

        (a) any and all Liabilities arising out of or relating to products of the Business to the extent manufactured (i.e., carried in finished goods inventory) or sold prior to the Effective Time, including without limitation any and all Liabilities arising from the use by Seller of asbestos or other
Hazardous Materials in such products;

        (b) any and all Liabilities under any Business Contract assumed by Buyer pursuant to Section 2.3(b) that arises after the Effective Time to the extent that such Liability arises out of or relates to any Breach that occurred prior to the Effective Time;

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        (c)  except to the extent taken into account in determining
Net Asset Value, any and all Liabilities for Taxes, including
(i) any Taxes arising as a result of Seller's operation of the Business or ownership of the Assets prior to the Effective Time, and (ii) any deferred Taxes of any nature;

        (d) any and all Liabilities to the extent arising out of or relating to any violation of Occupational Safety and Health
Laws by Seller in connection with the conduct of the Business prior to the Effective Time;

        (e) any and all Environmental Liabilities to the extent arising out of or relating to the operation of the Business prior to the Effective Time or the leasing, ownership or operation of real property used in connection with the Business prior to the Effective Time;

        (f) any and all Liabilities under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, severance or any other employee plans or benefits of any kind for Seller's employees of the Business or former employees of the Business or both, which is not taken into account in determining Net Asset Value;

        (g) any and all Liabilities of Seller to any Affiliate of Seller;

        (h) any and all Liabilities incurred by or on behalf of Seller or its Affiliates arising from the transactions contemplated by this Agreement, including, without limitation, all legal fees, costs and disbursements payable in connection therewith; and

        (i) any and all Liabilities of Seller other than the Assumed Liabilities.

                            ARTICLE III
                       CONSIDERATION; CLOSING

        3.1  Consideration.

        (a) The purchase price for the Assets (as adjusted, the "Purchase Price") shall equal the Closing Net Asset Value, subject to the adjustments provided in this Article III, and shall be payable as provided in this Article III. In no event shall the sum of the Purchase Price and the Royalty Payments exceed the Consideration Cap. The "Consideration Cap" shall be determined as follows: (a) if the Closing Net Asset Value equals $21,000,000, the Consideration Cap shall equal $39,500,000; (b) if the Closing Net Asset Value is less than $21,000,000, the Consideration Cap shall be reduced, dollar for dollar, by the amount that the Closing Net Asset Value is less than $21,000,000; and (c) if the Closing Net Asset Value is greater than $21,000,000, the Consideration Cap shall be increased, dollar for dollar, by the amount that the Closing Net Asset Value is greater than $21,000,000.

        (b)  The Purchase Price shall be payable as follows:

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             (i)  At the Closing, Buyer shall deliver to Seller, as
        Seller may direct, by wire transfer of immediately available funds to an account or accounts designated by Seller, an amount equal to $10,500,000 (the "Closing
        Payment");

            (ii) At the Closing, Buyer shall deliver to Seller a promissory note substantially in the form of Exhibit
        3.1(b)(ii) (the "Note") with an aggregate principal amount equal to $10,500,000; and

           (iii)  The Adjustment Amount shall be paid in
        accordance with Section 3.6.

        3.2 Royalty Payments. Buyer shall make royalty payments to WPI, in the amounts and at such times as set forth in the Intellectual Property Agreement (the aggregate amount of such payments, the "Royalty Payments"), by wire transfer of immediately available funds to an account or accounts designated by WPI; provided, however, that in no event shall the Royalty Payments exceed $18,500,000.

        3.3 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Wiggin & Dana, One City Place, 185 Asylum Street, Hartford, Connecticut, commencing at 9:00 a.m. (local time) on the first Monday following both (i) the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions the Parties will take at the Closing itself) and (ii) the end of a bi-weekly payroll period of Seller, unless Buyer and Seller otherwise agree (such date, the "Closing Date"). For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing when completed shall be deemed to have occurred at 10:00 p.m. local time (the "Effective Time") on the Sunday prior to the Closing.

        3.4 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

        (a) Seller shall deliver to Buyer, or shall cause its appropriate Affiliates to deliver to Buyer:

             (i) bills of sale for all of the Assets in form and substance reasonably acceptable to Buyer and its counsel
        (the "Bills of Sale"), executed by Seller, and Rogers N.V. or Rogers Singapore, as appropriate;

            (ii) an assignment of all of the Assets that are intangible personal property in form and substance reasonably acceptable to Buyer and its counsel, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement"), executed by Seller;

           (iii)  for each interest in Real Estate: (A) a
        recordable, special warranty deed, an Assignment and Assumption of Lease or such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably satisfactory

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        to Buyer and its counsel and executed by Seller; and
        (B) any and all plans and specifications pertaining to, and required permanent certificates of occupancy for, the Improvements;

            (iv) the Intellectual Property Agreement substantially in the form of Exhibit 3.4(a)(iv) (the "Intellectual
        Property Agreement"), executed by Seller and WPI, pursuant to which WPI grants Buyer an exclusive, worldwide, royalty-bearing license to use the Patent Rights and Inventions, Know-How and Trademarks (all as defined in the Intellectual Property Agreement, and together as the "Licensed Intellectual Property");

             (v) the Shared Know-How Agreement substantially in the form of Exhibit 3.4(a)(v) (the "Shared Know-How
        Agreement"), executed by WPI and Seller;

            (vi)  a security agreement substantially in the form of
        Exhibit 3.4(a)(vi) (the "Security Agreement"), executed by
        Seller;

           (vii) the remediation side agreement substantially in the form of Exhibit 3.4(a)(vii) (the "RSA"), and a side agreement relating to VOC RACT consent order in form and substance reasonably acceptable to the Parties (the "Side Agreement")executed by Seller;

          (viii)  all forms required under the Connecticut
        Transfer Act, executed by Seller;

            (ix) such other deeds, bills of sale, assignments, certificates of title, transfer tax documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its counsel and executed by Seller or its appropriate Affiliate;

             (x) a supplement to the Disclosure Schedule, to update the Disclosure Schedule through the Effective Time;

            (xi) a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing, in accordance with Section 8.1, and as to its compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing, in accordance with Section 8.2; and

           (xii) a certificate of the corporate secretary of Seller certifying and attaching all requisite resolutions or actions of Seller's board of directors approving the execution and delivery of this Agreement, any other document relating to the Contemplated Transactions, and the consummation of the Contemplated Transactions and certifying the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

        (b) Buyer shall deliver to Seller and/or WPI, as applicable:

            (i)  the Closing Payment;

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            (ii)  the Note, executed by Buyer;

           (iii) the Assignment and Assumption Agreement, executed by Buyer;

            (iv)  the Intellectual Property Agreement, executed by
        Buyer;

             (v)  the Shared Know-How Agreement, executed by Buyer;

            (vi)  the Security Agreement, executed by Buyer;

           (vii) a mortgage on the Real Estate substantially in the form of Exhibit 3.4(b)(vii)(the "Mortgage"), executed by Buyer;

          (viii)  the RSA and Side Agreement, executed by
        Buyer;

            (ix) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing, in accordance with Section 9.1, and as to its compliance with and performance of its covenants and obligation to be performed or complied with at or before the Closing, in accordance with Section 9.2; and

             (x) a certificate of the corporate secretary of Buyer certifying and attaching all requisite resolutions or actions of such Party's board of directors approving the execution and delivery of this Agreement, any other document relating to the Contemplated Transactions and the consummation of the Contemplated Transaction, and certifying the incumbency and signatures of the officers of such Party executing this Agreement and any other document relating to the Contemplated Transactions.

	(c)	Parent shall deliver to Seller and/or WPI, as
applicable:

             (i) a guarantee of Buyer's obligations to make the Royalty Payments and the payments required under the Note substantially in the form of Exhibit 3.4(c)(i) (the
        "Guarantee");

            (ii) a certificate executed by Parent as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing, in accordance with Section 9.1, and as to its compliance with and performance of its covenants and obligation to be performed or complied with at or before the Closing, in accordance with Section 9.2; and

           (iii) a certificate of the corporate officer of Parent certifying and attaching all requisite resolutions or actions of such Party's board of directors approving the execution and delivery of this Agreement, any other document relating to the Contemplated Transactions and the consummation of the Contemplated Transaction, and certifying the

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        incumbency and signatures of the officers of
        such Party executing this Agreement and any other document relating to the Contemplated Transactions.

        3.5  Adjustment Procedure.

        (a) "Net Asset Value" as of a given date shall mean an amount determined in accordance with this Section 3.5 and equal to the difference between (x) the book value of the Assets calculated in accordance with GAAP; provided, however, that Inventory will be valued in accordance with the definition thereof in Exhibit I to this Agreement, minus (y) the sum of (A) the amount of Payables included in the Assumed Liabilities, (B) the amount of the Benefit Accruals included in the Assumed Liabilities and (C) the amount of Other Accruals included in the Assumed Liabilities.

        (b) Within thirty (30) days after Closing, Seller shall prepare, with the assistance of Buyer, and deliver to Buyer a balance sheet (the "Closing Balance Sheet") identifying the Net Asset Value as of the Effective Time (the "Closing Net Asset Value") and any work papers and other documents and information used by Seller in preparing the Closing Balance Sheet. A physical inventory shall be conducted by Seller, with the assistance of Buyer, on or shortly before the Closing Date, and such physical inventory, together with the Records of the Business, shall form the basis for Seller's determination of quantities of Inventory on the Closing Balance Sheet.

        (c) Buyer shall have the right to conduct an audit of the Closing Balance Sheet. If within forty-five (45) days following delivery of the Closing Balance Sheet, Buyer has not given
Seller written notice of its objection as to the calculation of Closing Net Asset Value (which notice shall state the basis of its objection), then such Closing Net Asset Value shall be binding and conclusive on the Parties and be used in computing the Adjustment Amount.

        (d) If Buyer duly gives Seller such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet within thirty (30) days of Seller's receipt of Buyer's objection notice, Seller and Buyer shall submit the issues remaining in dispute to the Hartford, Connecticut office of Deloitte & Touche, or such other firm of independent public accountants as the Parties mutually agree (the "Independent Accountants"). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty
(60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties and shall be used in the calculation of the Closing Net Asset Value; and (iii) Buyer will bear the fees and costs of the Independent Accountants for such determination, unless such determination differs by more than ten percent (10%) of the Closing Net Asset Value calculated in accordance with Section 3.5(b), in which case Seller shall bear such fees and costs.

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        3.6  Adjustment Amount and Payment.  The "Adjustment
Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting $21,000,000 from the Closing Net Asset Value. Within fifteen (15) days of the determination of the Closing Net Asset Value pursuant to Section 3.5(c) or 3.5(d), as the case may be: (a) if the Adjustment Amount is positive, Parent shall cause Buyer to pay the Adjustment Amount to Seller, by wire transfer of immediately available funds to an account designated by Seller; or (b) if the Adjustment Amount is negative, Seller shall pay the Adjustment Amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

        3.7  Accounts Receivable Adjustment.

        (a)  "Uncollected Accounts Receivable" shall mean
any Accounts Receivable included in the Assets that have not been paid to Buyer within 150 days of the Closing Date. Commencing ten (10) days after the first full calendar month following the Closing Date, Buyer shall deliver monthly reports to Seller showing the aging of Accounts Receivables included in the Assets. Buyer shall also deliver a notice to Seller identifying the Uncollected Accounts Receivable in reasonable
detail within 165 days of the Closing Date.   Provided Buyer has
complied with the provisions of Section 3.7(b) below, Seller shall pay an amount equal to the aggregate amount of the Uncollected Accounts Receivable submitted by Buyer to Seller for payment to Buyer within fifteen (15) days of receiving the Buyer's notice relating thereto by wire transfer of immediately available funds to an account designated by Buyer, and Buyer shall thereupon assign all of its right, title and interest in such Uncollected Accounts Receivables. For the avoidance of doubt, if Buyer does not submit a particular Uncollected Account Receivable for payment by Seller within such 165 day period, Buyer shall not have any right to, and shall not be obligated to, assign it to Seller in accordance with the foregoing sentence and Seller shall have no obligation to make any payment to Buyer relating thereto.

        (b) Buyer shall use its Best Efforts to collect the Accounts Receivable included in the Assets, prior to the assignment of Uncollected Accounts Receivable to Seller described above, although Buyer shall not be required to institute litigation in connection therewith. If Buyer settles any Account Receivable for less than its full face amounts without Seller's prior written consent, Buyer may not submit such Account Receivable for reimbursement pursuant to Section 3.7(a). Collections by Buyer of Accounts Receivable from any customer after the Effective Time (including collections of Accounts Receivable created after the Effective Time) shall be credited to the oldest outstanding Accounts Receivable of such customer unless otherwise specified by the customer (so long as the customer is, to Buyer's Knowledge, acting in good faith and on the basis of a bonafide dispute concerning the older Account Receivable).

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                              ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        4.1 Organization And Good Standing. Each of Seller, WPI, Rogers N.V. and Rogers Singapore is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use to conduct the Business, and to perform all its obligations under the Business Contracts to which it is a party. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Connecticut.

        4.2  Enforceability; Authority; No Conflict.

        (a) This Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of each other agreement to be executed or delivered by Seller at the Closing (collectively, "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the power and authority to execute and deliver this Agreement and Seller's Closing Documents and to perform its obligations under this Agreement and Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders, if necessary, and board of directors. Seller has the power and authority to cause each of Rogers N.V. and Rogers Singapore to, and guarantees that WPI will, perform its obligations under this Agreement and Seller's Closing Documents and such action has been duly authorized by all necessary action by Seller and its Affiliates.

        (b) Except as set forth in Schedule 4.2(b), neither the execution and delivery of this Agreement nor any of Seller's Closing Documents, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i)  Breach any provision of any of the Governing
        Documents of Seller, WPI, Rogers N.V. or Rogers Singapore;

           (ii) Breach any Legal Requirement or any Order to which Seller, WPI, Rogers N.V. or Rogers Singapore, or any of the Assets, Licensed Intellectual Property or Shared
        Know-How, may be subject;

          (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller, WPI, Rogers N.V. or Rogers Singapore with respect to the Business or that otherwise relates to the Assets, Licensed
        Intellectual Property or Shared Know-How or to the Business, and that is material to the operation of the Business; or

          (iv) Except as noted on Schedule 4.19(a), Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Business Contract identified or required to be identified on Schedule 4.19(a);

           (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, Licensed Intellectual Property or Shared Know-How, other than any Encumbrance created by Buyer.

        (c) Except as set forth in Schedule 4.2(c), and other than as may be required under certain Business Contracts not required to be identified on Schedule 4.19(a), none of Seller, WPI, Rogers N.V. or Rogers Singapore is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.3  Financial Statements.  Attached hereto as
Schedule 4.3 is a pro forma balance sheet in respect of the Business as at July 28, 2002 (the "Balance Sheet"). The Balance Sheet fairly presents the financial condition of the Business as of July 28, 2002 and was prepared from and is in accordance with GAAP and the accounting Records of Seller, except that the accruals and reserves described on Schedule 4.3 are maintained on Seller's consolidated financial statements and except as otherwise noted on Schedule 4.3 have been treated as expenses of the Business and reflected as such on the pro forma income statements of the Business. Seller has also delivered to Buyer the portions of all management letters from Seller's auditors discussing the Business to Seller's board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

        4.4 Books And Records. The books of account and other financial Records of Seller used in the conduct of the Business, all of which have been made available to Buyer, are complete and correct in all material respects.

        4.5 Title to and Sufficiency of Assets. Seller (or, in the case of certain Intangible Property, the Licensed Intellectual Property and the Shared Know-How, WPI, and in the case of certain Accounts Receivable and Inventories, Rogers N.V. and Rogers Singapore) owns good title to all of the Assets, Licensed Intellectual Property and Shared Know-How, free and clear of all Encumbrances, other than the Permitted Encumbrances. The Assets, Licensed Intellectual Property and Shared Know-How constitute all of the assets, tangible and intangible, of any nature whatsoever, required to conduct the Business. Except for certain de minimis share holdings required by local statutes and disclosed in Schedule 4.5, each of WPI, Rogers N.V. and Rogers Singapore is a wholly-owned subsidiary of the Seller.

        4.6  Real Estate.  With respect to the Real Estate:

        (a) Seller owns good and marketable, legal and beneficial, fee simple title to the Real Estate, free and clear of any Encumbrances other than the Encumbrances described on Schedule 4.6(a)(i) (the "Permitted Encumbrances"). Seller has not granted to any Person any option or other right to purchase the Real Estate or Improvements and to the Knowledge of Seller, no Person has any such option or right.

        (b) Seller has not received any notice from any Governmental Body of any taking of the Real Estate, or any portion thereof, by eminent domain or similar proceeding, and, to Seller's Knowledge, no such taking or other condemnation of the Real Estate, or any portion thereof, is threatened or contemplated by any Governmental Body.

        (c) Seller has not retained any Person to file notices of protest against, or to commence actions to review, real property tax assessments against the Real Estate, and is not aware that any such action has been taken by or on behalf of any lessees under any Real Estate Lease. Schedule 4.6(c) contains a list and brief description of all actions taken by Seller to file notices of protest against, or to commence actions to review, real property tax assessments against the Real Estate, and the status of all such proceedings.

        (d) All leases, easements, rights of way, licenses, and other non-ownership interests granted to or by Seller in any of the Real Estate (the "Realty Use Rights") are valid and effective in accordance with their terms. Seller has furnished or made available to Buyer copies of all written Realty Use Rights of which it has Knowledge, all of which are identified on
Schedule 4.6. Seller and, to Seller's Knowledge, the other party to each Realty Use Right have fully and completely performed and satisfied their respective duties and obligations under such Realty Use Right, and Seller has no claims, Proceedings or causes of action against any such other party for failure of such party fully and completely to perform and satisfy its duties and obligations under such Realty Use Right.

        (e) The Real Estate and all Improvements are in compliance in all material respects with all applicable Legal Requirements and Orders, including building, fire and other regulatory laws, ordinances and regulations, other than Environmental Law (as to which specific representations and warranties are made in
Section 4.21 of this Agreement) and Seller has not received any notice of any violation or alleged violation thereof since June
1, 1999. The present use and condition of the Real Estate and Improvements is in conformity in all material respects with all applicable zoning laws, ordinances and regulations and with all deed restrictions of record or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans, and Seller has no Knowledge of any proposed changes therein that would affect the Real Estate or its use; and all Improvements on any of the Real Estate are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinances or otherwise) and not over any areas subject to easements or rights of way.

        (f) All material requisite certificates of occupancy and other material permits or approvals legally required with respect to the Improvements, and the occupancy and use thereof, have been obtained and are currently in effect.

        (g) There is lawfully available to the Real Estate water, gas, sewerage and electricity, all of which are now being utilized by Seller; and, ingress and egress to and from all of the Real Estate and all abutting roads is not limited in any material way. Except as set forth in Schedule 4.6, to Seller's Knowledge, there is no change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Estate.

        (h) To the Knowledge of Seller, and except for future repairs or improvements which, if completed prior to Closing would have been required to be capitalized under GAAP, all of the Improvements are in good operating condition and repair, and are adequate and suitable for the purpose for which they are presently being used and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Seller has maintained the Improvements consistent with its past practices.

        (i) There are no Consents of any Third Party or Governmental Authority that are required in connection with the conveyance of the Real Estate.

        4.7 Tangible Personal Property. Except as set forth in Schedule 4.7, each item of Tangible Personal Property is in good operating order and condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, and to the Knowledge of Seller, is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Seller has maintained the Tangible Personal Property consistent with its past practices.

        4.8 Relationships with Affiliates. Except as set forth in Schedule 4.8, neither Seller nor to the Knowledge of Seller any of its Affiliates owns, or since January 1, 2000, has owned, of record or as a beneficial owner, a material interest or any other material financial or material profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction involving the Business or
(b) engaged in competition with the Business in any market presently served by the Business.

        4.9 Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions.

       4.10 Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet or on the accounting Records of Seller in connection with the conduct of the Business as of the Closing Date, represent or will represent valid obligations arising from sales made or services performed by Seller in the Ordinary Course of Business. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Business Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

       4.11  Inventories.  Except as set forth in Schedule
4.11, in connection with the conduct of the Business, Seller is not in possession of any inventory not owned by the Business, including goods already sold. Inventories now on hand that were purchased after the date of the

Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase.

       4.12 No Undisclosed Liabilities. In connection with the conduct of the Business, Seller has no Liability required to be accrued on the face of a balance sheet prepared in accordance with GAAP except for (i) Liabilities accrued on Seller's consolidated balance sheet and described on Schedule 4.3 (which Liabilities are Retained Liabilities); (ii) Liabilities reflected or reserved against in the Balance Sheet, and (iii) current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Balance Sheet.

       4.13 Taxes. Except as set forth in Schedule 4.13, (i) Seller has properly completed, duly and timely filed in correct form with the appropriate Governmental Body, all Tax Returns required to be filed before the date of this Agreement; (ii) all Tax Returns are accurate, complete and correct as filed, in all material respects, and Seller has paid in full or made adequate provision in its financial statements for all amounts shown to be due thereon; and (iii) all Taxes due from or claimed to be due by each Governmental Body in respect of Seller, the Assets, the Licensed Intellectual Property or the Shared Know-How or the Business, for all periods through the date of this Agreement, have been, and for all periods through the Effective Time will be, fully paid. Seller has timely made and will timely make all withholdings of Taxes required to be made under all applicable Legal Requirements, and such withholdings have either been paid or will be paid to the respective Governmental Body or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of Seller. There are no Tax liens (other than liens for Taxes for current and subsequent years that are not yet due and payable) upon any of the Assets, the Licensed Intellectual Property or the Shared Know-How.

       4.14 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change that is unique to the Business (as distinguished from such adverse changes in the economy generally, or in the markets served by the Business) in the business, operations, assets, results of operations or condition (financial or other) of the Business, and to Seller's knowledge, except as may arise as a result of the announcement or consummation of the transactions contemplated by this Agreement, no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change. In determining material adverse change, a loss of orders from customers of the Business will not be taken into account to the extent that such customers subsequently made orders from Buyer or one of its Affiliates.

       4.15  Employee Benefits.

        (a) Set forth in Schedule 4.15(a) is a complete and correct list of all "employee benefit plans" as defined by
Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified), that (i) is currently effective or was terminated after January 1, 2002 and is in connection with the conduct of the Business, (ii) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") or has been maintained or contributed to since January 1, 2002 by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (iii) provides benefits, or describes policies or procedures applicable, to any current employee of Seller or any ERISA Affiliate or any such person terminated since January 1, 2002, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans").

        (b) Seller has delivered or made available to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan; and (ii) the most recent summary plan descriptions, summaries of material modifications, employee handbooks and other material written communications to employees regarding the Employee Plans.

        (c) Full payment has been made of all amounts which Seller is required to pay under the terms of each of the Employee Plans as of the last day of the most recent fiscal year of each of the Employee Plans ending prior to the date of this Agreement, and no "accumulated funding deficiencies" or liquidity shortfalls (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) exist as of the date of this Agreement, whether or not waived.

        (d) Except as disclosed in Schedule 4.15(d), Seller's Union Pension Plan has not been partially terminated, nor has any event occurred nor does any circumstance exist that could result in the termination or partial termination of such Plan. The Pension Benefit Guaranty Corporation ("PBGC") has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer such Plan pursuant to Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination of such Plan by the PBGC. Such Plan has not been the subject of, and no event has occurred or condition exists that could be deemed with respect to such Plan, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to such Plan for all applicable periods ending on or before the Closing Date.

        (e) Except as disclosed in Schedule 4.15(e), a favorable determination letter has been issued by the IRS with respect to the tax-qualified status under Code Section 401(a) of each Employee Plan which is an "employee pension plan" under ERISA
Section 3(2), and where relevant, with respect to the tax-exempt status under Code Section 501(a) of any trust or trusts through which such Employee Plan(s) are funded, and to the Knowledge of Seller, there are no circumstances that will or could result in revocation of any such favorable determination letter. Seller and the "administrator" (as described in ERISA Section 3(16)(A)) of each of the Employee Plans described in ERISA Section 3(3) have complied in all material respects with all reporting and disclosure requirements of Title I of ERISA and the Code in a timely manner, and neither are liable for any reporting and/or disclosure penalties, or for any accrued or contingent liabilities imposed under either ERISA or the Code. The
Employee Plans have been and are
currently operating in compliance in all material respects with any and all applicable laws, including all applicable provisions of ERISA and the Code including, but not limited to, the funding and prohibited transaction provisions thereof, and with the written Employee Plan documents. There is no pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding.

        (f) With respect to the Employee Plans, Seller does not currently have any direct or indirect liability to the PBGC in respect to any such Employee Plan or other employee pension benefit plan, nor any potential withdrawal liability or other obligation to contribute to any "multiemployer plan" as defined in ERISA Section 4001(a)(3).

        (g) With respect to any Employee Plans which qualify as "group health plans" under Code Section 4980B and ERISA Section 607(1) and related regulations, Seller has complied in all material respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder, as and when applicable to such Plans, and Seller has no direct or indirect liability, and is not subject to any loss, assessment, excise tax penalty or other sanction arising on account of or in respect of any direct or indirect failure by Seller at any time to comply with any such benefit continuation requirement.

        (h) In connection with the conduct of the Business, Seller has maintained workers' compensation coverage as required by applicable state law.

        (i) Except as required by Legal Requirements and as provided in Section 11.1, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any employee or officer of Seller. Except as provided in Section 11.1, none of the Contemplated Transactions will result in an amendment, modification or termination of, or additional or accelerated payments under, any of the Employee Plans. No written or oral representations have been made by Seller to any employee or former employee of Seller concerning the employee benefits of Buyer.

       4.16  Compliance With Legal Requirements; Governmental
Authorizations.

        (a) Except as set forth in Schedule 4.16(a), in connection with the conduct of the Business, Seller is, and at all times since June 1, 1999 has been in compliance with each Legal Requirement, including Occupational Safety and Health Laws, that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets, Licensed Intellectual Property or Shared Know-How, except where the failure to be in such compliance would not reasonably be likely to have a material adverse effect upon the Business, and other than Legal Requirements in connection with (i) Real Estate and Improvements, as to which specific representations and warranties are made in Section 4.6 of this Agreement, (ii)
Taxes, as to which specific representations and warranties are made in Section 4.13 of this Agreement, (iii) Employee Plans, as to which specific representations and warranties are made in
Section 4.15 of this Agreement, (iv) Environmental Law, as to which specific representations and warranties are made in
Section 4.21 of this Agreement, (v) employment practices, as to which specific representations and warranties are made in
Section 4.23 of this Agreement, and (vi) Intellectual Property, as to which specific representations and warranties are made in
Section 4.24 of this

Agreement. To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or would be reasonably likely to result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement in connection with the conduct of the Business. Seller has not received, at any time since June 1, 1999, any notice or other communication (whether written or to the Knowledge of Seller, oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement in connection with the conduct of the Business.

        (b) Schedule 4.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller in connection with the conduct of the Business or that otherwise relates directly to the Business or the Assets, the Licensed Intellectual Property or the Shared Know-How, whether or not transferable. Each Governmental Authorization listed or required to be listed in Schedule 4.16(b) is valid and in full force and effect. Except as set forth in Schedule 4.16(b), in connection with the conduct of the Business:

            (i) Seller is, and at all times since June 1, 1999, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.16(b);

           (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 4.16(b) or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 4.16(b);

          (iii)  Seller has not received, at any time since
        June 1, 1999, any notice or other communication (whether written or to the Knowledge of Seller, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

           (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.16(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made by Seller with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the failure to have so filed would not have a material adverse effect upon the Business.

        The Governmental Authorizations listed in Schedule 4.16(b) collectively constitute all of the material Governmental Authorizations necessary to permit Seller to lawfully conduct and and operate the Business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its Assets, Licensed Intellectual Property or Shared Know-How in the manner in which it currently owns and uses such assets.

        4.17  Legal Proceedings; Orders.

         (a) There is no pending or, to the Knowledge of Seller, threatened Proceeding: (i) by or against Seller in connection with the conduct of the Business or that otherwise relates to or is reasonably likely to affect the Business, or any of the Assets, Licensed Intellectual Property or Shared Know-How; or
(ii)	 that challenges, or that may have the effect of
preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered or made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in
Schedule 4.17(a). There are no Proceedings listed or required to be listed in Schedule 4.17(a) that could have a material adverse effect on the Business, its operations, assets, condition or prospects or upon the Assets, Licensed Intellectual Property or Shared Know-How.

        (b) There is no Order specifically applicable to Seller in connection with its conduct of the Business, or any of the Assets, Licensed Intellectual Property or Shared Know-How. To the Knowledge of Seller, no officer, agent or employee of Seller is subject to any Order that prohibits such officer, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

        4.18 Absence Of Certain Changes And Events. Except as set forth in Schedule 4.18, since the date of the Balance Sheet, Seller has conducted the Business only in the Ordinary Course of Business and, in connection with the conduct of the Business, there has not been any:

        (a) payment (except in the Ordinary Course of Business) or increase by Seller, of any bonuses, salaries or other compensation to any officer or employee of the Business or entry into any employment, severance or similar Contract with any officer or employee of the Business;

        (b) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan applicable to employees of the Business;

        (c) event, in connection with which there was damage to or destruction or loss of Assets, whether or not covered by insurance, resulting in repair or replacement costs of at least fifty thousand dollars ($50,000);

        (d) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller, with respect to the Business is a party, or (ii) any Business Contract or transaction involving a total commitment by Seller of at least $50,000;

        (e) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller used in connection with the conduct of the

Business (including the Intellectual Property) with a replacement value in excess of $50,000, or the creation of any Encumbrance (other than a Permitted Encumbrance) on any Asset,
Licensed Intellectual Property or Shared Know-How;

        (f) cancellation or waiver of any claims or rights with a value to Seller in excess of $50,000;

        (g) written notice from (i) any significant customer of an intention to cease or materially reduce its level of business with Seller, or (ii) any supplier of an intention to discontinue or significantly change the terms of its business relationship with Seller;

        (h) change in the accounting methods used by Seller with respect to the Business; or

        (i) entry into a Contract by Seller to do any of the foregoing.

        4.19 Contracts; No Defaults.

        (a) Schedule 4.19(a) contains an accurate and complete list, and Seller has delivered or made available to Buyer accurate and complete copies, of, with respect to the Business:

             (i) each Business Contract that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $50,000;

            (ii) each Business Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property, including any licenses, sublicenses or other agreements involving Intellectual Property of an amount or value in excess of $50,000;

           (iii) each Business Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

            (iv) each Business Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

             (v) each Business Contract containing covenants that in any way purport to restrict Seller's activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

            (vi) each power of attorney of Seller granted in connection with the conduct of the Business that is currently effective and outstanding;

           (vii)  each written warranty, or performance
        guaranty extended by Seller other than in the Ordinary
        Course of Business; and

          (viii)  each amendment, supplement and modification
        (whether oral or written) in respect of any of the foregoing.

        (b) Each Business Contract identified or required to be identified in Schedule 4.19(a), which is to be assigned to or assumed by Buyer under this Agreement: (i) is in full force and effect and is valid and enforceable in accordance with its terms; (ii) except as noted on Schedule 4.19(a), is assignable by Seller to Buyer without the Consent of any other Person; and
(iii) except as noted on Schedule 4.19(a), will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

        (c) Seller is, and at all times since June 1, 1999, has been, in compliance in all material respects with all applicable terms and requirements of each Business Contract that is being assumed by Buyer. To the Knowledge of Seller, each other Person that has or had any obligation or liability under any Business Contract that is being assigned to Buyer is and at all times since June 1, 1999, has been in compliance in all material respects with all applicable terms and requirements of such Business Contract. To the Knowledge of Seller, and without regard to the consummation of the Contemplated Transactions, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or another Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Business Contract that is being assigned to or assumed by Buyer. To the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Business Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets, Licensed Intellectual Property or Shared Know-How. Seller has not given to or received from any other Person, at any time since June 1, 1999, any notice or other communication (whether written or to the Knowledge of Seller, oral) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Business Contract identified or required to be identified in Schedule 4.19(a) and which is being assigned to or assumed by Buyer.

        (d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Business Contracts identified or required to be identified in
Schedule 4.19(a) and which are being assigned to or assumed by Buyer with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation at any time since June 1, 1999.

        (e) Each Business Contract which is being assigned to or assumed by Buyer relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller.

       4.20 Insurance. Schedule 4.20 describes by year, for the current policy year and the five immediately preceding policy years, with respect to the Assets or the Business: (i) all property, casualty, liability and workman's compensation insurance policies maintained by Seller; (ii) a summary of the loss experience under each such policy; (iii) a statement describing each claim under each such insurance policy for an
amount in excess of $5,000, that sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iv) a statement describing the loss experience for all property, casualty, liability and workman's compensation claims that were self-insured, including
the number and aggregate cost of such claims.    Except as set
forth on Schedule 4.20, all such policies were provided on an "occurrence" basis. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid and will be paid through the Effective Time. With respect to the Assets or the Business, Seller has not been refused any insurance by any insurance carrier during the past three years.

        4.21 Environmental Matters. In connection with the conduct of the Business and except as disclosed in Schedule
4.21:

        (a) To the Knowledge of Seller, Seller is, and at all times since January 1, 1997 has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has not received, nor to the Knowledge of Seller has any other Person for whose conduct it may be held to be responsible in connection with the conduct of the Business received, any actual or threatened citation, directive, inquiry, notice, summons, warning, Order, or other communication (whether written, or to the Knowledge of Seller, oral) from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any Facilities, or with respect to Hazardous Activity, Hazardous Material or any property or Facilities at or to which Hazardous Materials were generated, manufactured, refined, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received. Without limiting the generality of the foregoing, and except with respect to the matters more particularly discussed in Section 4.21(b) below, Seller has obtained all material Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of the Facilities and the operation of the Business.

        (b) Seller is, and at all times has been, in full compliance with R.C.S.A. Section 22a-174-32 ("VOC RACT") as based upon the current manufacturing operations and procedures of the Facilities, assuming 2001 production levels, mixture of product grades, length of production runs per product grade and raw material constituents utilized per product grade. Schedule 4.21(b) sets forth both Seller's calculation of VOC emissions for 2001 based upon these assumptions and the related recommended reasonably available control technology measures to control VOC emissions from the Facilities, as presented in the report to the Connecticut Department of Environmental Protection ("CTDEP") dated August 12, 2002 (the "VOC Report"), or as such VOC Report is amended before closing. In connection with the information set forth on Schedule 4.21(b), Seller represents and warrants that: (i) to Seller's Knowledge, the information regarding its operation of the Facilities is true and correct; and (ii) the assumptions underlying the calculations in respect of the operation of the Facilities at 2001 production levels associated with current manufacturing operations and procedures, are reasonable in light of Seller's operational experience. In connection with the information set forth on Schedule 4.21(b), Seller represents and warrants that the assumptions underlying the calculations in respect of the operation of the Facilities at maximum production levels (e.g., twenty-one, eight hour shifts per week), are reasonable in light of Seller's operational experience.

        (c) There are no Claims nor, to the Knowledge of Seller, threatened Claims arising under or pursuant to any Environmental Law with respect to or affecting the Facilities or any other property or asset (whether real, personal or mixed) which is part of the Assets.

        (d) Except as set forth on Schedule 4.20 or 4.21(d), there are no pending or, to the Knowledge of Seller, threatened Claims arising from the use by Seller of asbestos or other Hazardous
Materials in products manufactured or sold by Seller in the conduct of the Business prior to the Effective Time (the
"Asbestos Claims"). All closed Asbestos Claims have been settled in the amounts set forth on Schedule 4.21 (d).

        (e) Seller has delivered or made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring prepared by or at the request of Seller after January 1, 1997, in connection with the conduct of the Business pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller or any other Person for whose conduct it is or may be held responsible with Environmental Laws.

        (f)  To the Knowledge of Seller, except as disclosed in
Schedule 4.21, none of the following exists at any Facilities:
(1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

        (g) Seller has not, either expressly or by operation of law, assumed or undertaken any Liability of any Third Party relating to the Facilities or Business, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

        4.22 Employees.

        (a) Schedule 4.22(a) contains a complete and accurate list of the following information for each employee of the Business as of July 31, 2002, including each employee on leave of absence or layoff status: name; job title; date of commencement of employment; current compensation paid or payable; sick and vacation leave that is accrued but unused and service credited for purposes of benefit accrual, vesting and eligibility to participate under any Employee Plan.

        (b) In connection with the conduct of the Business, prior to the date hereof and through the Effective Time, Seller has not (and will not have) violated, and has (and will have) fully complied with, the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement.

        (c) Except as disclosed in Schedule 4.22(a), to the Knowledge of Seller, no officer or employee of the Business is bound by any Contract that purports to limit the ability of such officer or employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to WPI any rights to any invention, improvement, or discovery. No former or current employee of the Business is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.

        4.23 Labor Disputes; Compliance.

        (a) In connection with the conduct of the Business, the execution of this Agreement and the consummation of the Contemplated Transactions, Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

        (b) In connection with the conduct of the Business, except as disclosed in Schedule 4.23(b), (i) the CBA is the only collective bargaining agreement or other labor contract relating to the Business to which the Seller is a party; (ii) since June
1, 1999 , there has not been any arbitration in connection with, and there is not presently pending or existing, and to the Knowledge of Seller, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievances involving Seller; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Seller, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending;
(vi) no grievance or arbitration Proceeding exists that might have a material adverse effect upon Seller or the conduct of the Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to the Knowledge of Seller, there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body since June 1, 1999.

       4.24  Intellectual Property.

        (a) Seller (or, in the case of the Intellectual Property identified on Schedule 4.24(a), WPI) owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by Seller or WPI in the Business immediately prior to the Closing hereunder will be owned or available for use by Buyer. Each of Seller and WPI has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that each owns or uses.

        (b) To Sellers' Knowledge, with respect to the Business, neither Seller nor WPI has infringed upon, or misappropriated any intellectual property rights of Third Parties, nor has either Seller or WPI received any claim alleging any such infringement or misappropriation (including any claim that Seller or WPI must license or refrain from using any intellectual property rights of any Third Party). To the Knowledge of Seller, no Third Party is infringing upon, or misappropriating any Intellectual Property rights of Seller or WPI.
        (c) Schedule 4.24(c) identifies each Patent, Mark and Copyright that has been issued to Seller or WPI that is used in the Business, each pending application for registration that Seller or WPI has made with respect to Intellectual Property, and each license, sublicense, agreement, or other permission that either of Seller or WPI has granted to any Third Party with respect to any of their Intellectual Property. Seller has delivered to or made available to Buyer correct and complete copies of all such Patents, Marks, Copyrights and licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.24(c):

            (i) each item is currently enforceable and in full force and effect;

           (ii) Seller or WPI owns and possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction or limitation regarding use or disclosure, unless otherwise set forth in Schedule 4.24(c);

          (iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

           (iv) no claim is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

            (v) neither Seller nor WPI has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

           (vi) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or WPI, including without limitation, a failure by Seller or WPI to pay any required maintenance fees).

        (d) Seller and WPI are presently in compliance with all foreign, federal, state, local, governmental, administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Seller and WPI shall use Best Efforts to ensure such compliance until Closing.

       4.25 Securities Law Matters. Seller is acquiring the Note for its own account and not with a view to its distribution within the meaning of the Securities Act. Seller confirms that Buyer has made available to Seller and its Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the financial condition of Buyer as Seller has requested, and all such information has been received.

       4.26 Disclosure. No representation or warranty made by Seller in this Agreement, or the Disclosure Schedule contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.


                                ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

        Each of Buyer and Parent represents and warrants to Seller, jointly and severally, as follows:

        5.1 Organization and Good Standing. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now conducted.

        5.2  Authority; No Conflict.

        (a) This Agreement constitutes the legal, valid and binding obligation of each of Parent and Buyer, enforceable against such Party in accordance with its terms. Upon the execution and delivery by each of Buyer and Parent of each agreement to be executed or delivered by such Party at Closing (collectively, "Buyer's Closing Documents"), each of Buyer's and Parent's Closing Documents will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms. Each of Buyer and Parent has the right, power and authority to execute and deliver this Agreement and each of Buyer's Closing Documents to which it is a party and to perform its obligations under this Agreement and Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

        (b) Neither the execution and delivery of this Agreement or any of Buyer's Closing Documents by Parent or Buyer nor the consummation or performance of any of the Contemplated Transactions by Parent or Buyer will breach or give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to any provision of the Governing Documents of Parent or Buyer, any resolution adopted by the board of directors or the shareholders of Parent or Buyer, any Legal Requirement or Order to which Parent or Buyer may be subject, or any Contract to which Parent or Buyer is a party or by which Parent or Buyer may be bound. Neither Parent nor Buyer is required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        5.3  Certain Proceedings.  There is no pending
Proceeding that has been commenced against Parent or Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Parent or Buyer, no such Proceeding has been threatened.

        5.4 Brokers or Finders. Neither Parent nor Buyer nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

        5.5  Financial Statements.

        (a) Attached hereto as Schedule 5.5(a) are (i) unaudited pro forma balance sheets and income statements for each of Buyer and Parent (as constituted as of the date hereof) as of and for the six months ended June 30, 2002 and (ii) unaudited, pro forma balance sheets and income statements for Parent (as constituted as of the date hereof) as of and for the twelve months ended December 31, 2001. The financial statements provided in accordance with this Section 5.5(a) were prepared in accordance with GAAP in the case of Buyer, and generally accepted accounting principles for financial reporting in Sweden in the case of Parent, except in each case that such financial statements lack footnotes. The financial statements provided in accordance with this Section 5.5(a) present fairly the financial condition of Buyer or Parent (as constituted as of the date hereof), as the case may be, as of such dates and the results of operation of Buyer or Parent (as constituted as of the date hereof), as the case may be, for such periods.

        (b) Attached hereto as Schedule 5.5(b) are (i) unaudited pro forma balance sheets and income statements for Parent (as proposed to be constituted as of Closing) as of and for the six months ended June 30, 2002 and (ii) unaudited, pro forma balance sheets and income statements for Parent (as proposed to be constituted as of Closing) as of and for the twelve months ended December 31, 2001. The financial statements provided in accordance with this Section 5.5(b) were prepared in accordance with generally accepted accounting principles for financial reporting in Sweden, except that such financial statements lack footnotes. The financial statements provided in accordance with this Section 5.5(b) present fairly the financial condition of Parent (as proposed to be constituted as of Closing) as of such dates and the results of operation of Parent (as proposed to be constituted as of Closing for such periods.

        5.6  Encumbrances.  Upon consummation of the Contemplated
Transactions, and assuming for this purpose that Seller's representations and warranties in Section 4.5 above are true in all respects, Buyer will own good title to all of the Assets free and clear of all Encumbrances, other than Permitted
Encumbrances.

                               ARTICLE VI
                           COVENANTS OF SELLER

        6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, upon reasonable advance notice received from Buyer, and subject to applicable Legal Requirements, Seller shall (a) afford Buyer and its Representatives (collectively, "Buyer Group") full and free access, during regular business hours, to the Business's personnel, properties, Business Contracts, Governmental Authorizations, books and Records and other documents and data in respect of the Business, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Business; (b) furnish Buyer Group with copies of all such Business Contracts, Governmental Authorizations, books and Records and other existing documents and data in respect of the Business as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information in respect of the Business as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition in respect of the Business. In addition, Buyer shall have the right to have the Real Estate and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Estate and Tangible Personal Property. No subsurface or other destructive testing shall be permitted without Seller's prior written consent, which may be withheld or conditioned in Seller's sole discretion. Any information Buyer receives in the course of its investigations pursuant to this Section 6.1 shall be considered Confidential Information for purposes of the Confidentiality Agreement dated
February 26, 2002 between Seller and Perstorp Composites Holding AB and subject to the terms and conditions thereof.

        6.2 Operation of the Business. Between the date of this Agreement and the Closing, Seller shall, in connection with the conduct of the Business:

        (a) conduct the Business only in the Ordinary Course of Business;

        (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

        (c) make no material changes in management personnel without prior consultation with Buyer;

        (d) maintain the Assets in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, in a manner consistent with the requirements and normal conduct of the Business;

        (e) use its Best Efforts to keep in full force and effect, without amendment, all material rights relating to the Business;

        (f)  use its Best Efforts to comply with all Legal
Requirements and contractual obligations applicable to the operations of the Business;

        (g) use its Best Efforts to continue in full force and effect the insurance coverage under the policies set forth in
Schedule 4.20 or substantially equivalent policies;

        (h) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan insofar as it relates to employees of the Business without the express written Consent of Buyer;

        (i) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and in transferring existing Governmental Authorizations of Seller to Buyer, where permissible;

        (j) maintain all books and Records of Seller relating to the Business in the Ordinary Course of Business; and

        (k)  remove all of the Excluded Assets from the Real
Estate.

        6.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 4.14 or
4.18 would be likely to occur; (b) make any modification to any material Business Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Business, Assets, Licensed Intellectual Property or Shared Know-How or the Assumed Liabilities.

        6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

        6.5 Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition. During the same period, Seller shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this
Article 6 or of the occurrence of any event that is reasonably likely to prevent the satisfaction of the conditions of Article 8.

        6.6 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 10.1, neither Seller nor any of its Affiliates or Representatives shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Business, including the sale of any of the Assets (other than in the Ordinary Course of Business) or Licensed Intellectual Property. Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller.

        6.7 Landlord Estoppel Certificate. Seller shall use its Best Efforts to obtain a current estoppel certificate from the landlord under each Real Estate Lease stating (i) that such Real Estate Lease is in full force and effect and has not been amended, modified or supplemented since the date of execution thereof; (ii) that all rent and other sums and charges payable under such Real Estate Lease are current and setting forth the date through which such payments have been made; (iii) the amount of any tenant security or other similar deposit held by or on behalf of such landlord under the Real Estate Lease; (iv) that no notice of default on the part of Seller or termination notice has been served under such Real Estate Lease which remains outstanding; (v) that to the knowledge of such landlord, no uncured default or termination event or condition exists under such Real Estate Lease, and that no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition; and (vi) that the consummation of the Contemplated Transactions will not constitute a default under such Real Estate Lease or grounds for termination thereof or for the exercise of any other right or remedy adverse to the interests of the tenant thereunder.

        6.8 Conversion of Seller's Accounting Systems. Seller shall use its Best Efforts to provide to Buyer at Closing computer hardware and software (collectively, "Systems") sufficient to allow Buyer to operate the Business in the manner in which Seller operated the Business prior to Closing in all material respects, provided that the Systems will not have any functionality relating to payroll matters. As of the Closing Date, Seller will have trained certain Hired Active Employees designated by Buyer to use the Systems. The Seller will use its Best Efforts to ensure that the Systems will be substantially free of program defects and for a period of 60 days after Closing, Seller will make required corrections.

        6.9 Best Efforts. Seller shall use its Best Efforts to cause the conditions in Article 8 (other than Sections 8.7 and 8.9(a)) to be satisfied.

       6.10 Transition Services Agreement. Each of the Parties shall use its Best Efforts to negotiate a Transition Services Agreement in a mutually acceptable form which shall include, without limitation, provisions relating to the Seller's delivery of services in Singapore.

                              ARTICLE VII
                      COVENANTS OF BUYER AND PARENT

        7.1 Required Approvals. As promptly as practicable after the date of this Agreement, each of Buyer and Parent covenant, jointly and severally, to make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer and Parent also shall cooperate, and cause its Affiliates to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 4.2(c); provided, however, that neither Buyer nor Parent shall be required to dispose of or make any change to its business or expend any material funds to comply with this Section 7.1.

        7.2 Notification. Between the date of this Agreement and the Closing, Buyer or Parent shall promptly notify Seller in writing if either such Party becomes aware of (a) any fact

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

or condition that causes or constitutes a Breach of any of the representations and warranties made by Parent or Buyer as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such Party's discovery of, such fact or condition. During the same period, Buyer or Parent shall promptly notify Seller of the occurrence of any Breach of any covenant of Buyer or Parent in this Article 7 or of the occurrence of any event that is reasonably likely to prevent the satisfaction of the conditions in Article 9.

        7.3 Best Efforts. Each of Parent and Buyer shall use its Best Efforts to facilitate the conversions described in
Section 6.8 above, and to cause the conditions in Sections 8.6, 8.7, 8.8 and 8.9(a) and Article 9 to be satisfied.

        7.4 Reorganization. Parent shall complete the proposed reorganization of Parent as contemplated by Section 5.5(b) prior to November 4, 2002.

                              ARTICLE VIII
              CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        8.1  Accuracy of Representations.

        (a) All of Seller's representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Effective Time as if then made, without giving effect to any supplement to the Disclosure
Schedule, except where any such failure would not result in a material adverse change in the business, operations, assets, results of operations or condition (financial or otherwise) of the Business.

        (b) Each of the representations and warranties in Section 4.2(a) and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Effective Time as if then made, without giving effect to any supplement to the Disclosure Schedule, except where any such failure would not result in a material adverse change in the business, operations, assets, results of operations or condition (financial or otherwise) of the Business.

        8.2 Seller's Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, shall have been duly performed and complied with in all material respects.

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

        8.3  Consents.  Each of the Consents identified in
Schedule 8.3 (the "Material Consents") shall have been obtained and shall be in full force and effect.

        8.4 Additional Documents. Seller shall have caused the documents and instruments required by Section 3.4(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

        (a) an opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., dated the Closing Date, in the form of Exhibit 8.4(a);

        (b) Releases of all Encumbrances on the Assets and Licensed Intellectual Property, other than Permitted
Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

        (c) Certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the Commonwealth of Massachusetts and the State of Connecticut; and

        (d)  such other documents as Buyer may reasonably request.

        8.5  No Proceedings.  Since the date of this
Agreement, there shall not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any Proceeding
(a) involving any challenge to, or seeking a material amount of Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

        8.6 Governmental Authorizations. Buyer shall have received the Governmental Authorizations required under the competition laws of Germany, and any waiting periods applicable to the Contemplated Transactions under any such laws, including the waiting periods required following the required submission with the German Federal Cartel Office, shall have expired or been terminated.

        8.7  Employees.   Two or more of those key employees
of Seller identified on Schedule 8.7, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date, provided however, that the employment offered by Buyer to each such key employee contains terms substantially equivalent in the aggregate to the terms of each such key employee's current employment with Seller relating to benefits, salaries and length of severance and provided, however, further that Buyer shall assert or waive its right under this Section 8.7 within fifteen (15) days of the date hereof.

        8.8  Collective Bargaining Agreement.  The Bargaining
Representative shall have executed a letter agreement in respect of Buyer's assumption of the CBA substantially in the form of
Exhibit 8.8 (the "CBA Assumption").

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


        8.9  Title Insurance and Survey.

        (a) Buyer shall have obtained, at its expense, a binding commitment to issue an ALTA Owner's Policy of Title Insurance Form B-1992 issued by a title insurer reasonably satisfactory to Buyer, in such amount as Buyer reasonably may determine to be the fair market value of the Real Estate (including all Improvements thereon), insuring title to such Real Estate to be in Seller as of the Closing (subject only to the permitted encumbrances listed on Schedule 4.6(a)(ii) and only to the extent that such permitted encumbrances do not have a material adverse effect on the Business or the Real Estate). The title insurance policy shall (i) insure title to the Real Estate and all recorded easements benefiting the Real Estate, (ii) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (iii) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (iv) contain an endorsement insuring that the Real Estate described in the title insurance policy is the same real estate as shown on the Survey delivered with respect thereto, (v) contain an endorsement insuring that each street adjacent to the Real Estate is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Real Estate, (vi) contain a contiguity endorsement insuring that all of the parcels compromising the Real Estate when taken together form one contiguous parcel of real estate without any gaps or gores (if applicable); (vii) contain one or more encroachment endorsements, as applicable; and (viii) contain an endorsement insuring over any bankruptcy and/or creditors' rights exceptions.

        (b) Seller shall have procured, at its expense, a current survey of the Real Estate certified to Buyer and the title insurance company, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the Real Estate that has not been cured or insured over prior to the Closing.

       8.10  Environmental Study.

        (a) Seller shall have obtained, at its own expense, a Phase II Environmental Site Assessment (the "Phase II Report") of the Facilities located in Manchester, Connecticut (the "Manchester Facilities") by Fuss & O'Neill Inc. ("Seller's Consultant"). The scope of the work, the testing and analysis to be undertaken and the nature of the report to be issued by Seller's Consultant are detailed in Schedule 8.10; provided, however, that Seller's Consultant must include a conclusion, based on the results of the test outlined in Schedule 8.10, as to the remediation activities that are reasonably likely to be required by the CTDEP in response to Seller's filing under the Connecticut Transfer Act (the "Required Remediation").

        (b) Buyer may retain, at its own expense, an environmental consultant to review the Phase II Report ("Buyer's Consultant"). Seller shall instruct Seller's Consultant to cooperate with Buyer's Consultant in order to facilitate such review. If Buyer determines that the Required Remediation will likely result in a material interruption of the Business at the Manchester Facility following the Closing for a period of time in excess of two weeks in any three-month period (a "Material Remediation Event") then Buyer shall not be obligated to consummate the Contemplated Transactions and may terminate this Agreement pursuant to
Section 10.1(a).

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

        (c) If Buyer determines that the Required Remediation is likely to result in a Material Remediation Event and Seller disagrees with Buyer's determination, then Seller shall submit its objections to Buyer and the Parties shall attempt in good faith to resolve the disagreement.

        (d) If the Parties are not able to resolve the disagreement within fifteen (15) Business Days, then either Buyer or Seller may submit the issue to binding arbitration as described in this Section 8.10(d). Buyer and Seller shall mutually agree upon a Connecticut licensed environmental professional to arbitrate the dispute (the "Phase II Arbitrator"), whose expenses shall be borne 50% by Buyer and 50% by Seller. The Phase II Arbitrator shall review the Phase II Report and each Party's determination with respect to the probability of a Material Remediation Event and conduct such hearings as he/she shall deem necessary. The Phase II Arbitrator shall issue a written decision within twenty (20) days of the date of his/her retention by the Parties, which decision shall conclude whether there is likely to be a Material Remediation Event and his/her reasons for such determination. If the Phase II Arbitrator determines that there is likely to be a Material Remediation Event, then Buyer shall not be obligated to consummate the Contemplated Transactions and may terminate this Agreement pursuant to Section 10.1(a).

       8.11  Systems Conversions.  The Systems work described in
Section 6.8 shall have been completed in a manner reasonably satisfactory to Buyer.


                                ARTICLE IX
            CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

        Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

        9.1 Accuracy of Representations. All of the representations and warranties of Buyer or Parent in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Effective Time as if then made, except where any such failure would not result in a material adverse change in the business, operations, assets, results of operations, condition (financial or otherwise) of the Buyer or the Parent, as applicable.

        9.2 Buyer's Performance. All of the covenants and obligations that Buyer or Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

        9.3 Financial Information of Buyer and Parent. Prior to the Closing, Buyer and Parent shall have provided Seller with unaudited balance sheets and income statement for each of Buyer and Parent as of and for the period ending on the last day of the month immediately preceding the Closing Date, none of which will show the existence of a material adverse change when compared with the financial statements attached hereto as
Schedule 5.5(a) with respect to

Buyer, and Schedule 5.5(b) with respect to Parent. Such updated financial statements shall be accurate in all material respects as of the Closing Date; provided, however, that if Seller waives its right under this Section 9.3, the Note shall bear interest at a rate equal to 6% above the one-year Libor rate until such time as the proposed reorganization of Parent is complete as contemplated by Section 5.5(b).

        9.4  No Proceedings.  Since the date of this
Agreement, there shall not have been commenced or threatened against Seller, or against any Affiliate of Seller, any Proceeding (a) involving any challenge to, or seeking a material amount of Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

        9.5 Additional Documents. Buyer or Parent shall each have caused the documents, instruments and payments required by
Section 3.4(b) or Section 3.4(c) and the following documents to be delivered (or tendered subject only to Closing) to Seller.

        (a)  an opinion of Wiggin & Dana LLP, dated the Closing
Date, in the form of Exhibit 9.5(a);

        (b)  an opinion of NautaDutilh N.V., dated the Closing
Date, in form and substance reasonably acceptable to Seller;

        (c) a certificate dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of Buyer, executed by the appropriate officials of the State of Connecticut;

        (d) a document of the jurisdiction of incorporation of Parent in respect of the existence of Parent; and

        (e)  such other documents as Seller may reasonably request.

        9.6  Collective Bargaining Agreement.  The Bargaining
Representative shall have executed the CBA Assumption.

        9.7 WARN Period. Any required notification period under the WARN Act shall have expired.

        9.8 Consent. Seller shall have received the consents required under its credit facility as more fully described in
Schedule 4.2(c).

                                 ARTICLE X
                                TERMINATION

       10.1 Termination Events. By notice given prior to or at the Closing, subject to Section 10.2, this Agreement may be terminated as follows:

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

        (a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has neither been waived by Buyer nor cured by Seller within thirty
(30) days of Seller's receipt of notice from Buyer of such Breach;

        (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer or Parent and such Breach has neither been waived by Seller nor cured by Buyer or Parent within thirty (30) days of Buyer's receipt of notice from Seller of such Breach;

        (c)  by mutual consent of Buyer and Seller;

        (d) by any Party if the Closing has not occurred on or before December 29, 2002, or such later date as the Parties may agree upon; or

        (e) by any Party if there shall have been commenced or threatened against any Party, or against any Affiliate of any Party, any Proceeding (a) involving any challenge to, or seeking any material amount of Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

       10.2 Effect of Termination. Each Party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties will terminate, except that the obligations of the Parties in this Section 10.2 and Articles 12, 13 and 14 (except for those in Section 14.4) will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

                                ARTICLE XI
                           ADDITIONAL COVENANTS

       11.1  Employees and Employee Benefits.

        (a) For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed exclusively by Seller on the Closing Date in the Business, including bargaining unit employees currently covered by Seller's collective bargaining agreement with the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC through its PACE Local 1-1554 (the "Bargaining Representative"), and including employees on temporary leave of absence (including family and/or medical leave, military leave, temporary disability or sick leave), but excluding employees on an indefinite leave or an approved leave in excess of one month and excluding employees on long term disability.

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

        (b) (i) Prior to the Closing Date, Buyer shall offer employment to all Active Employees who are covered by the CBA, subject to and in accordance with the provisions of
        Section 11.1(f) below, to be effective on the Closing Date.

              (ii) Prior to the Closing Date, Buyer may interview all Active Employees who are not bargaining unit employees, and shall have no obligation to hire any such Active Employee. Subject to applicable Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, and grievance records) of Seller for the purpose of preparing for and conducting employment interviews with such Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.
        Access will be provided by Seller upon reasonable prior notice during normal business hours. Seller will use Best Efforts to obtain any consents required by applicable Legal Requirements to grant Buyer access to personnel Records.

             (iii) Buyer will provide Seller with a list of Active Employees who are not bargaining unit employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (such Active Employees, along with bargaining unit employees who accept employment with the Buyer upon the Closing, being the "Hired Active Employees"). Buyer will provide such list to Seller in a manner which will permit Seller to comply with any applicable notice requirements under the WARN Act. Effective upon the Closing, Seller will terminate the employment of all of the Hired Active Employees. Notwithstanding the foregoing, an Active Employee who is not actually at work on the Closing Date, such as an employee who is then absent due to illness, shall only become a Hired Active Employee, and be terminated from employment by Seller, upon his commencing active work with the Buyer.

              (iv) Neither Seller nor its Affiliates shall (A) prior to Closing, solicit the continued employment of or (B) for the two (2)year period after Closing, employ any Active Employee not hired by Buyer at Closing other than those Active Employees listed on Schedule 11.1(b)(iv) (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer). Prior to Closing and for the two (2) year period after Closing, neither Buyer nor Parent shall solicit the employment of or employ any Active Employee listed on Schedule 11.1(b)(iv).

              (v) It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any Contract or understanding or any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment (or, with respect to bargaining unit employees, pursuant to collective bargaining) and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee, any collective bargaining agreement entered into by Buyer, and applicable Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

        (c) (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the Effective Time (or such later time as such employees become Hired Active Employees), except to the extent such payment constitutes an Assumed Liability and except as contemplated by Section 11.1(e)(ii), (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act. Seller will pay Hired Active Employees for all pro-rated unused vacation time under Seller's vacation policies as of the Closing Date and Buyer will pay Seller for all vacation time used by Hired Active Employees (who are not bargaining unit employees) prior to the Closing Date in excess of their pro-rated vacation time.

              (ii) Seller shall be liable for any claims made or incurred by Hired Active Employees and their beneficiaries through the Closing Date (or such later date as such employees become Hired Active Employees) under the Employee Plans. For purposes of the immediately preceding sentence, a claim will be deemed incurred not later than, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability in the case of disability insurance or death in the case of life insurance), when an event has occurred that entitles the employee to the benefit.

        (d) (i) All Hired Active Employees who are participants in Seller's Defined Benefit Pension Plan ("Seller's Nonunion Pension Plan") or Seller's Employees' Pension Plan ("Seller's Union Pension Plan" and together with Seller's Nonunion Pension Plan, "Seller's Pension Plans") shall retain their accrued benefits under Seller's Pension Plans as of the Closing Date, and Seller (or Seller's Pension Plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such Plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller's Pension Plans as of the Closing Date, and Seller will so amend such Plans if necessary to achieve this result. Employment by Buyer shall not cause Hired Active Employees to be ineligible to commence their benefits under Seller's Pension Plans, such that (A) Hired Active Employees who have attained age 55 as of the Closing Date, and Hired Active Employees who attain age 55 subsequent to the Closing Date, shall be eligible to commence distribution of their benefits under Seller's Nonunion Pension Plan notwithstanding their continued employment with Buyer and (B) Hired Active Employees, regardless of their age or number of completed years of service, will be able to commence distribution of their benefits under Seller's Union Pension Plan notwithstanding their continued employment with Buyer. Seller agrees that accrued benefits under Seller's Union Pension Plan will be calculated based on the $35.75 monthly benefit level effective under such Plan as of October 1, 2002 for those Hired Active Employees employed on or after October 1, 2002 by Buyer or an affiliated entity.

            (ii) Seller will offer retiree medical benefits, effective as of the Closing Date, to those Hired Active Employees who, as of the Closing Date, are nonunion employees who have completed 10 years of service after attaining age 45, in accordance with its normal practices for the provision of retiree medical benefits, notwithstanding such employees' continued employment with Buyer.

        (e) (i) Neither Seller nor its Affiliates will make any transfer of pension or other employee benefit plan assets to Buyer or retirement plans maintained by Buyer. Buyer agrees to provide, as of the Closing Date (1) defined benefit pension plan coverage with respect to Hired Active Employees who are not bargaining unit employees that recognizes prior service for benefit accrual purposes with Seller only to the extent credited under Seller's Nonunion Pension Plan, and that offsets the benefit accrued under Seller's Nonunion Pension Plan for service with Seller prior to the Closing Date; (2) unless otherwise agreed to with the Bargaining Representative, defined benefit pension plan coverage with respect to Hired Active Employees who are bargaining unit employees, that recognizes service with both Seller and Buyer and that, together with the benefit provided by Seller's Union Pension Plan, provides a benefit of equal value to the benefit which would have been provided with respect to the employee had the employee been covered for all years of service under Seller's Union Pension Plan; and (3) savings plan coverage, with respect to Hired Active Employees, that recognizes service with Seller for purposes of eligibility and vesting and that affords Hired Active Employees the opportunity, at their discretion, to elect to roll over to such plan distributions they may receive from Seller's 401k Employees Savings and Investment Plan ("Seller's Savings Plan"). Nothing contained herein shall prevent Buyer from amending in any way or terminating any or all of such plans at any time after the Closing Date.

            (ii) By March 2003, Seller will calculate the amount due under each bonus plan, pro-rated to the Closing Date, for each Annual Incentive Compensation Plan participant and each Rogers Performance Sharing ("RPS") participant based on the final Earnings Per Share results of the Seller for 2002, plus any payroll taxes due in connection with such amount. Seller shall pay Buyer this amount and deliver a calculation (which calculation shall specify the amount of payroll taxes to be withheld in connection therewith) of the amount due to Buyer, by March 1, 2003, and Buyer shall pay each Hired Active Employee, within two weeks of receipt of this payment, an amount at least equal to such amount as a bonus for calendar year 2002.

        (f) Collective Bargaining Matters. Buyer shall, subject to the requirements of applicable federal labor laws, (i) recognize the Bargaining Representative as the exclusive representative of the Hired Active Employees who are bargaining unit employees and (ii) assume the CBA in accordance with and subject to such changes as are set forth in (or on an attachment to) Exhibit 8.8. Buyer, rather than Seller, will provide retiree medical benefits with respect to Hired Active Employees who are bargaining unit employees and retire from service with Buyer following the Closing Date. Seller shall retain all Liability for any pension, medical, life insurance or other benefits with respect to any retiree, former employee or other employee who is not a Hired Active Employee. Seller will use
Best Efforts to resolve any outstanding
grievances and arbitrations with respect to bargaining unit employees prior to Closing. Seller will retain responsibility for unresolved grievances and arbitrations as of the Closing Date, including the costs of resolving those grievances and arbitrations, provided that Seller shall not resolve a grievance or arbitration which might negatively impact Buyer without Buyer's consent, which consent shall not be unreasonably withheld.

        (g)  General Employee Provisions.

             (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 11.1 as may be necessary to carry out the arrangements described in this Section 11.1, and agree to cooperate with each other as appropriate with respect to communications to affected employees.

            (ii) Seller and Buyer shall, both before and after Closing, provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 11.1 or otherwise facilitate the administration of their respective employee plans and arrangements.

           (iii)  If any of the arrangements described in this
        Section 11.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

            (iv) Seller agrees to use Best Efforts to obtain signed, written authorizations from all Hired Active Employees stating that Seller is authorized to release their personnel files to Buyer. Seller further agrees that any noncompete or confidentiality provisions of Seller's Contracts with employees who become Hired Active Employees of Buyer shall not apply to such employees' work for Buyer, other than in connection with Excluded Products. At Buyer's request and expense, Seller shall take all such actions as may be appropriate to cause, to the extent possible, Buyer to benefit from the provisions of Seller's Contracts with Active Employees who are not retained by Seller or hired by Buyer, which provide that such employees shall keep information regarding the Business confidential and not compete with the Business.

             (v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller, including any responsibility, liability or obligation with respect to any retiree medical or life insurance benefits with respect to individuals who retired from employment with Seller or were otherwise terminated either on or prior to the Closing Date.

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

        11.2 Transfer Taxes. All stamp, transfer, documentary sales, use, registration and other such Taxes incurred in connection with this Agreement or the Contemplated Transactions shall be paid by the Party primarily liable therefore under applicable law and such Party shall, at its own expense, prepare and properly file accurate Tax Returns and other documentation with respect to such Taxes on a timely basis.

        11.3 Payment of Other Retained Liabilities. Seller shall pay or discharge in full all of the Retained Liabilities. If any such Retained Liabilities are not so paid or discharged, and if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Assets, Licensed Intellectual Property or Shared Know-How or conduct of the Business, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any amounts due under the Note, provided however that such failure to pay continues for ten (10) days after Buyer shall have notified Seller of such failure to make payments. If, after exercising its right to set off and deduct any payment against the Note as provided in the preceding sentence, any amount remains, Buyer may set off and deduct such remaining amount from any Royalty Payments due under the Intellectual Property Agreement. Unless the Buyer and Seller agree otherwise or a court of competent jurisdiction determines otherwise, Buyer shall receive full credit under the Note, this Agreement and the Intellectual Property Agreement for all payments so made.

        11.4  Retention of and Access to Records.

        (a) After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and their Representatives reasonable access thereto, during normal business hours and upon reasonable prior notice, to enable them to prepare financial statements or Tax Returns, deal with Tax audits, administer product liability, product warranty, and workmen's compensation claims, perform the RSA, and to perform similar tasks and responsibilities. Prior to removal or destruction of any such Records, Buyer shall notify Seller and shall afford Seller the opportunity to take possession of such Records as are proposed to be so removed or destroyed.

        (b) After the Closing Date, Seller shall retain for a period consistent with Seller's record-retention policies and practices those Records of Seller relating to the Business which are not part of the Assets. Seller shall provide Buyer and their Representatives reasonable access thereto, during normal business hours and upon reasonable prior notice, to enable them to conduct the Business. Prior to removal or destruction of any such Records, Seller shall notify Buyer and shall afford Buyer the opportunity to take possession of such Records as are proposed to be so removed or destroyed. Buyer's obligations pursuant to Section 13.3 hereof shall apply to any Records of Seller to which Buyer gains access pursuant to this Section 11.4(b).

       11.5 Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business as conducted using the Assets, to and including the Effective Time.

       11.6 Assistance in Proceedings. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any Contemplated Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Time involving the Business, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article 12 below).

       11.7  Noncompetition, Nonsolicitation, and
Nondisparagement.

        (a) For a period of five (5) years after the Closing Date, Seller shall not, anywhere in North America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Business, provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person engaged in the Business (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

        (b)  For a period of five (5) years after the Closing Date,
(i) Seller shall not, directly or indirectly solicit any employee of Buyer employed at the Business, and (ii) Buyer shall not, directly or indirectly solicit any employee of Seller
(other than the Active Employees).

        (c) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 11.7 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 11.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 11.7 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Business and the Assets, Licensed Intellectual Property and Shared Know-How and to prevent any unfair advantage conferred on Seller.

        (d) This Section 11.7 shall not apply to the Business of the Seller as it relates to Excluded Products or Excluded
Technology, as defined in the Intellectual Property Agreement.

       11.8  Further Assurances.  Subject to the proviso in
Section 7.1, the Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

       11.9 Investigation; Remediation. Buyer and Seller will cooperate in the efforts outlined in the RSA.

      11.10 WARN Act. If Buyer terminates any employees of the Business after the Closing Date, and such termination creates an obligation under the WARN Act or any similar state or local Legal Requirement on the part of a Party to provide notices or take any other action, then Buyer shall be deemed the employer under the WARN Act and such other Legal Requirements for all purposes and shall provide such notices, assume such Liabilities and take such other action as may be required thereby.

      11.11 Collection of Accounts Receivable. After the Closing Date, Seller will collect any payments remitted to Seller in respect of any Accounts Receivable, whether arising in connection with products shipped before or after the Effective Time, and remit such payments to Buyer by ACH Credit no later than the Tuesday of the week next following the week in which Seller receives such payments.


                                 ARTICLE XII
                          INDEMNIFICATION; REMEDIES

       12.1  Survival.   All representations, warranties,
covenants and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 12.6. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

       12.2 Indemnification and Reimbursement by Seller. Seller will indemnify, hold harmless and defend Buyer, and its Representatives, shareholders, subsidiaries and Affiliates (collectively, the "Buyer Indemnified Persons) for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

        (a) any Breach of any representation or warranty made by Seller in this Agreement;

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

        (b) any Breach of any covenant or obligation of Seller in this Agreement or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

        (c)  any Retained Liabilities; or

        (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

       12.3  Indemnification and Reimbursement by Seller -
Environmental Matters.

        (a)  In addition to the other indemnification provisions in
Article 12, Seller will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons for any Damages (including costs of cleanup, containment or other remediation and net of any proceeds in connection therewith from Buyer's business interruption insurance carrier) arising from or in connection with:

            (i) any Environmental Liabilities arising out of or relating to: (A) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the Business, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or

           (ii) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from any Hazardous Activity conducted by any Person with respect to the Business or the Assets prior to the Closing Date or from any Hazardous Material that was
        (A) present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present on any Facility, on or prior to the Closing Date) or (B) Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

        (b) Notwithstanding any Legal Requirement to the contrary, the Parties agree that the burden of proof with respect to the extent of Seller's indemnity obligations under this Section 12.3 will be determined as follows:

             (i) in respect of any claim commenced prior to the third anniversary of the Closing Date, Seller will have the burden of proving that an Environmental Liability arose out of or relates to (in whole or in part) an event or omission occurring after the Closing Date; and

            (ii) in respect of any Claim commenced after the third anniversary of the Closing Date, Buyer will have the burden of proving that an Environmental Liability arose out of or relates to (in whole or in part) an event or omission occurring before the Closing Date.

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

        (c) Notwithstanding any provision of this Agreement to the contrary, the Parties agree that in respect of any Claim commenced after the date which is five (5) years after the date upon which all Approvals (as defined in the RSA) are obtained, to the extent that it is determined that the Environmental Liability arose out of or relates to (in whole or in part) an event or omission occurring before Closing, Seller shall bear the legal fees incurred by or on behalf of Buyer with regard to such Claim, and to the extent that it is determined that the Environmental Liabilities arose out of or relates to (in whole or in part) an event or omission occurring after Closing, Buyer shall bear the legal fees incurred by or on behalf of Seller with regard to such Claim.

        (d) In addition, notwithstanding any Legal Requirement or provision in this Agreement to the contrary, in the event of a Material Remediation Event, Seller shall, at Seller's option, either: (1) indemnify Buyer for Buyer's Damages, including
Buyer's lost profits, incurred as a result of the Material Remediation Event; or (2) reimburse Buyer for its costs to relocate the Business, as conducted at such time at the Facilities. If Seller elects option (2), Seller shall also purchase certain of the Assets from Buyer on the following basis: (a) with respect to the Improvements, Seller will pay the book value calculated in accordance with GAAP at the time of Closing, as set forth in the Closing Balance Sheet and (b) with respect to the Real Estate, Seller will pay the current market value as of the date hereof. Buyer agrees to use Best Efforts to cooperate with Seller and to mitigate the possible effect of any Required Remediation so as to avoid a Material Remediation Event.

       12.4  Indemnification and Reimbursement by Parent and
Buyer.

        (a) Parent and Buyer will jointly and severally indemnify, hold harmless and defend Seller and its Representatives, shareholders, subsidiaries and Affiliates (the "Seller
Indemnified Persons") for Damages arising from or in connection with:

            (i) any Breach of any representation or warranty made by Buyer or Parent in this Agreement;

           (ii) any Breach of any covenant or obligation of Buyer or Parent in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer or Parent pursuant to this Agreement; or

          (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or Parent (or any Person acting on Buyer's or Parent's behalf) in connection with any of the Contemplated Transactions.

        (b) Buyer will indemnify, hold harmless and defend the Seller Indemnified Parties for Damages arising from or in connection with:

            (i)  any Assumed Liabilities; or

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

           (ii) any and all Liabilities arising out of or related to products of the Business to the extent manufactured and sold after the Effective Time.

       12.5 Limitations on Amount. Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 12.2(a) until the total of all Damages with respect to such matters exceeds three hundred and eighty thousand dollars ($380,000) (the "Basket Amount"); provided, however, that after the total of all such damages exceeds the Basket Amount, Seller shall be liable for all such Damages, including the Basket Amount. Seller shall have no liability (for indemnification or otherwise) with respect to claims under
Section 12.2(a) for Damages with respect to such matters, in the aggregate in excess of the Purchase Price. This Section 12.5 will not apply to claims under Section 12.2(b) through (d) or to matters arising in respect of Sections 4.1, 4.2(a) or 4.2(b)(iv) or to any Breach of any of Seller's representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches.

       12.6  Time Limitations.  Seller will have liability
(for indemnification or otherwise) with respect to any Breach of a representation or warranty (other than those in Sections 4.1, 4.2(a), 4.5, 4.13, 4.15, or 4.21) only if on or before the date which is two years following the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer. Any claims arising under the Sections identified in the preceding sentence or the remaining provisions of this Article 12 shall be governed by the applicable statute of limitations.

       12.7 Right of Setoff. Buyer may set off against (i) Royalty Payments otherwise payable under the Intellectual Property Agreement and (ii) amounts otherwise payable under the Note, any amount to which it is entitled under this Agreement as determined by mutual agreement of the Parties (including for this purpose, WPI) or pursuant to an Order.

       12.8  Third-Party Claims.

        (a) Promptly after receipt by a Person entitled to indemnity under this Article 12 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

        (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 12.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (unless the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate). If the Indemnifying Person assumes the defense of a Third-Party Claim,
(i) no

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

compromise or settlement of such Third-Party Claims may be effected by the Indemnified Person without the Indemnifying Person's Consent, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. Notwithstanding the foregoing, if notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its assumption of the defense of such Third-Party Claim as provided for herein, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

        (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld or delayed).

        (d) With respect to any Third-Party Claim subject to indemnification under this Article 12: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

        (e) With respect to any Third-Party Claim subject to indemnification under this Article 12, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

       12.9 Exclusive Remedy. The indemnification provided in this Article 12 shall be sole and exclusive remedy for any Breach of representation or warranty made by any Party in this Agreement; provided, however, that the foregoing shall not apply to any Breach of which a Party had Knowledge at any time prior to the date on which such representation or warranty is made.

      12.10  Service of Customer Returns and Product
Warranties. Notwithstanding the provisions of Section 12.8, and in no way to derogate from the indemnification obligations of Seller in this Article XII, the Parties agree that, solely as an accommodation to Seller, Buyer shall service customer warranty work for products of the Business manufactured or sold by Seller prior to the Effective Time, and Seller shall reimburse Buyer for such service, in accordance the procedures set forth in Schedule 12.10.


                               ARTICLE XIII
                             CONFIDENTIALITY

       13.1 Confidential Information. "Confidential Information" shall mean any information or technology that is not generally available to the public and that is treated as confidential or proprietary by a Party or any of its Affiliates. Confidential Information shall not include, and the provisions set forth in this Article 13 regarding Confidential Information shall not apply (or will cease to apply), with respect to Confidential Information that (i) is or hereafter becomes generally available to the public other than through an unauthorized act or omission or breach by a Party of this Agreement, the Intellectual
Property Agreement or the Shared Know-How Agreement, or (ii) becomes available to Seller or Buyer, provided that the source is not known (after due inquiry) by Seller or Buyer, as applicable, to be bound by a confidentiality agreement with or other obligation as to confidentiality, non-disclosure or non-use to, Seller or Buyer (or its Affiliates), as applicable, or
(iii) is independently developed or acquired by a Party. Notwithstanding the foregoing, a combination of features shall not be deemed to be in the public domain or in the possession of the Party subject to confidentiality obligations hereunder merely because the individual features are separately found to be in the public domain or in such possession; the combination itself must be in the public domain or in such possession.

       13.2 Seller's Confidentiality Obligations. Seller covenants and agrees on behalf of itself, its Affiliates, and all employees of the foregoing, that neither it nor they will disclose to any Person not employed by Buyer or not engaged to render services to Buyer, and that neither it nor they will use for the benefit of Seller or others, any Confidential Information of Buyer or Parent obtained by Seller prior to the Closing or any Confidential Information of the Business transferred (or exclusively licensed) to Buyer at Closing; provided, however, that this provision shall not preclude Seller, its Affiliates, and their employees from use or disclosure of information if (i) use or disclosure of such information shall be required by applicable Legal Requirement or Order of any Governmental Body (but only after notice to Buyer and affording Buyer a reasonable opportunity to obtain confidentiality or protective arrangements to the extent reasonably available), (ii) use or disclosure of such information is reasonably required in connection with any Proceeding against or involving Seller or its Affiliates or
(iii) such information is included within the Shared Know-How
Agreement.

       13.3 Buyer's Confidentiality Obligations. Buyer acknowledges that (as a result of the transactions contemplated by this Agreement and the performance of its obligations under this Agreement and its access to, and the cooperation of, employees of Seller prior to the Closing, as well as its employment of employees of the Business after the Effective
Time) Buyer may acquire or have access to Confidential
Information belonging to Seller.  Buyer
acknowledges that any such Confidential Information that does not relate to the Business is and will remain proprietary to Seller and its Affiliates. Buyer, on behalf of each of itself, its Affiliates, and all employees of the foregoing, covenants and agrees that it will not disclose to any Person, and that it will not use for the benefit of itself or others any Confidential Information of Seller that does not relate to the Business.
This provision shall not preclude Buyer or its Affiliates and employees from disclosure of such Confidential Information if disclosure of such information shall be required by applicable
Legal Requirement or Order of any Governmental Body (but only after notice to Seller and affording Seller a reasonable opportunity to obtain confidentiality or protective arrangements to the extent reasonably available). Buyer's obligations under this Section 13.3 are in addition to its confidentiality obligations under the Shared Know-How Agreement.

                                  ARTICLE XIV
                               GENERAL PROVISIONS

       14.1 Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives; provided, however, that if Seller terminates this Agreement pursuant to Section 10.1(b) or Buyer terminates this Agreement pursuant to Section 10.1(d), Buyer shall reimburse Seller for the actual amounts incurred by Seller in connection with the matters set forth on Schedule 14.1, such amounts not to exceed the maximum amount for each such item set forth on Schedule 14.1 (and upon such payment, Seller shall transfer, convey, assign and deliver to Buyer any tangible asset or intangible rights in respect of the systems work described in
Schedule 14.1). If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such Party arising from a Breach of this Agreement by another Party.

       14.2 Public Announcements. Prior to Closing, neither Seller nor Buyer shall make any public statements, including, without limitation, any press releases, with regard to this Agreement and the Contemplated Transactions without the prior written consent of the other Party (which consent may not be unreasonably withheld or delayed), except as may be required by Legal Requirement. The Parties will jointly discuss and agree upon a statement to the public regarding this Agreement and Contemplated Transactions, and promptly following the Closing, Seller and Buyer may issue such mutually acceptable public statements.

       14.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be given as follows: (a) by delivery to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

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

if to Seller, to:

Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, Connecticut 06263-0188
Attention:  Office of the Corporate Secretary
Fax no.:    860-779-5585
E-mail address:  bob.soffer@rogers-corp.com

with a mandatory copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.
260 Franklin Street
Boston, MA  02110-3173
Attn:  Terrence Mahoney, Esq.
Fax no.:  617-439-0341
E-mail address:  tmahoney@llgm.com

If to Buyer, to:

Vyncolit North America Inc.
c/o Perstorp Inc.
238 Nonotuck Street
Florence, MA  01062
Attention:  David Tracy
Fax no.:  413-587-3040
E-mail address: david.tracy@perstorp.com

with mandatory copies to:

Mannheimer Swartling Advokatbyra
Sodra Storgatan 7
Box 1384
251 13 Helsingborg
SWEDEN
Attention: Ragnar Lindqvist
Fax: 46 42 489 22 01
E-mail address: rli@msa.se

Wiggin & Dana LLP
400 Atlantic Street
Stamford, CT  06911
Attention:  Patricia Melick, Esq.
Fax:  203-363-7676
E-mail address:  pmelick@wiggin.com

If to Parent, to:

Perstorp Composites Holding AB
28480 Perstorp
Sweden
Attention:  Anders Lundin
Fax no.:  +46 435 38820
E-mail address:  anders.lundin@perstorp.com

with mandatory copies to:

Mannheimer Swartling Advokatbyra
Sodra Storgatan 7
Box 1384
251 13 Helsingborg
SWEDEN
Attention: Ragnar Lindqvist
Fax: 46 42 489 22 01
E-mail address: rli@msa.se

Wiggin & Dana LLP
400 Atlantic Street
Stamford, CT  06911
Attention:  Patricia Melick, Esq.
Fax:  203-363-7676
E-mail address:  pmelick@wiggin.com


       14.4  Enforcement of Agreement.   Each Party
acknowledges and agrees that the other Parties may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement might not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

       14.5 Waiver; Remedies Cumulative. Except as set forth in Section 12.8 above, the rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

       14.6  Entire Agreement and Modification.  This
Agreement supersedes all prior understandings, agreements, representations, or warranties, whether written or oral, express or implied, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Notwithstanding the forgoing, the Existing Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Closing, at which time the foregoing shall apply thereto. For the avoidance of doubt, the Existing Confidentiality Agreement shall remain in full force and effect in accordance with its terms in the event that this Agreement is terminated in accordance with Article X hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

       14.7 Disclosure Schedule. The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control. The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

       14.8  Assignments, Successors, and No Third-Party
Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer at any time, provided that such Affiliate agrees in writing to be bound by the provisions of this Section 14.8, and may collaterally assign its rights hereunder to any financial institution providing financing to Buyer at any time after Buyer has satisfied all of its payment obligations under the Note and Intellectual Property Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 14.8.

       14.9  Severability.   If any provision of this
Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      14.10 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Schedules" refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedule.

      14.11 Governing Law. This Agreement will be governed by and construed under the laws of the State of Connecticut without regard to conflicts-of-laws principles that would require the application of any other law.

      14.12 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

                      [Signature Page Follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement executed in multiple original counterparts as of the date first set forth above.


                           VYNCOLIT NORTH AMERICA INC.
                           By: /s/ Henny Van Dijk
                           ----------------------
                           Name:  Henny Van Dijk
                           Title: President


                           PERSTORP COMPOSITES HOLDING B.V.
                           By: /s/ Anders Lundin
                           -------------------------------
                           Name: Anders Lundin
                           Title: Attorney-in-fact


                           ROGERS CORPORATION
                           By: /s/ Robert D. Wachob
                           --------------------------
                           Name: Robert D. Wachob
                           Title: President and Chief Operating Officer

                                  EXHIBIT I
                                 DEFINITIONS

       For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Exhibit I:

"Accounts Receivable" shall mean (a) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business,
(b) all other accounts or notes receivable of Seller arising out of or relating to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing. For purposes of determining Net Asset Value, there will be no bad debt reserve established for the Accounts Receivable, notwithstanding the requirements of GAAP.

"Active Employees" shall have the meaning as set forth in
Section 11.1(a).

"Adjustment Amount" shall have the meaning set forth in Section
3.6.

"Affiliate" shall mean any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person and each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity). For purposes of this definition "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act.

"Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

"Assets" shall have the meaning set forth in Section 2.1.

"Assignment and Assumption Agreement" shall have the meaning set forth in Section 3.4(a)(ii).

"Assumed Liabilities" shall have the meaning set forth in
Section 2.3.

"Balance Sheet" shall have the meaning set forth in Section 4.3.

"Bargaining Representative" shall have the meaning set forth in
Section 11.1(a).

"Basket Amount" shall have the meaning set forth in Section
12.5.

"Benefits Accrual" shall have the meaning set forth in Section
2.3(c).

"Best Efforts" shall mean the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

"Bills of Sale" shall have the meaning set forth in Section
3.4(a)(i).

"Breach" shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

"Business" shall have the meaning set forth in Section 2.1.

"Business Contract" shall mean any Contract entered into in the Ordinary Course of Business under which Seller in connection with its conduct of the Business has or may acquire any rights or benefits, or has or may become subject to any obligation or liability, or by which any of the Assets or Licensed Intellectual Property owned or used by Seller is or may become bound.

"Business Day" shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, NY are permitted or required to be closed.

"Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

"Buyer Group" shall have the meaning set forth in Section 6.1.

"Buyer Indemnified Persons" shall have the meaning set forth in
Section 12.2.

"Buyer's Closing Documents" shall have the meaning set forth in
Section 5.2(a).

"Buyer's Consultant" shall have the meaning set forth in Section
8.10(b).

"CBA" shall mean the Labor Agreement by and between the Seller, PACE Local 1-1554, and the Bargaining Representative (1999-
2004).

"CBA Assumption" shall have the meaning set forth in Section
8.8.

"Claim" shall mean any action, suit, litigation, proceeding, hearing, investigation, charge, complaint, claim, demand or notice.

"Closing" shall have the meaning set forth in Section 3.3.

"Closing Balance Sheet" shall have the meaning set forth in
Section 3.5(b).

"Closing Date" shall have the meaning set forth in Section 3.3.

"Closing Net Asset Value" shall have the meaning set forth in
Section 3.5(b).

"Closing Payment" shall have the meaning set forth in Section
3.1(b)(i).

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Confidential Information" shall have the meaning set forth in
Section 13.1.

"Connecticut Transfer Act" shall mean the Connecticut Transfer
Act, Conn. Gen. Stat. 22a-134 et seq.

"Consent" shall mean any written approval, consent, ratification, waiver or other authorization.

"Consideration Cap" shall have the meaning set forth in Section
3.1(a).

"Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement.

"Contract" shall mean any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

"Copyright" shall mean any registered and unregistered copyrights in both published works and unpublished works.

"CTDEP" shall have the meaning set forth in Section 4.21(b)(i).

"Damages" shall have the meaning set forth in Section 12.2.

"Disclosure Schedule" shall mean the schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and to which reference is made in this Agreement, together with any supplements thereto provided as of the Closing Date.

"Dollars" or "$" shall mean United States currency.

"Effective Time" shall have the meaning set forth in Section 3.3

"Employee Plans" shall have the meaning set forth in Section
4.15(a).

"Encumbrance" shall mean any charge, claim, community or other marital property interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction.

"Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental Liabilities" shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law, including, without limitation, those consisting of or relating to:

        (a) any other compliance, corrective or remedial measure required under any Environmental Law (including on-site or off-site contamination and regulation of any chemical substance or product);

        (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law; or

        (c) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions
("Cleanup") required by any Environmental Law and for any natural resource damages.

Notwithstanding anything in this Agreement to the contrary, Environmental Liabilities shall not include any cost, damages, expense, liability, obligation or other responsibility arising from or related to Buyer's post-Closing operations to the extent that they deviate from Seller's pre-Closing manufacturing operation and procedures at the Facilities, as described more particularly in Schedule 4.21(b) attached hereto, including production levels, mixture of product grades, length of production runs per product grade, and raw material constituents per product grade.

The terms "removal," "remedial" and "response action" include the types of activities covered by the United States
Comprehensive Environmental Response, Compensation and Liability
Act of 1980 (CERCLA), as amended.

Notwithstanding the foregoing, responsibility for any Environmental Liabilities that are within the coverage of the RSA shall be governed exclusively by the RSA and not by this Agreement.

"Environmental Law" shall mean any Legal Requirement in effect on or before the date hereof that is not an Occupational Safety and Health Law that requires or relates to:

        (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have a significant impact on the Environment;

        (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

        (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

        (d) assuring that products are packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

        (e)  protecting resources, species or ecological amenities;

        (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

        (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

        (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall have the meaning set forth in Section
4.15(a).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excluded Assets" shall have the meaning set forth in Section
2.2.

"Existing Confidentiality Agreement" shall mean the Confidentiality Agreement by and between Seller and Perstorp
Composites Holding AB dated as of February 26, 2002.

"Facilities" shall mean any real property, leasehold or other interest in real property currently owned or operated by Seller in connection with the Business. Notwithstanding the foregoing, for purposes of the definitions of "Hazardous Activity" and "Remedial Action" and Sections 4.21 and 12.3, "Facilities" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller in connection with the Business.

"GAAP" shall mean generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

"Governing Documents" shall mean with respect to any particular entity, (a) any charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (b) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (c) any amendment or supplement to any of the foregoing.

"Governmental Authorization" shall mean any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" shall mean any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction;
(b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

"Guarantee" shall have the meaning set forth in Section
3.4(c)(i).

"Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment.

"Hazardous Material" shall mean any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

"Hired Active Employees" shall have the meaning set forth in
Section 11.1(b)(iii).

"Improvements" shall have the meaning set forth in Section
2.1(a).

"Indemnified Person" shall have the meaning set forth in Section
12.8(a).

"Indemnifying Person" shall have the meaning set forth in
Section 12.8(a).

"Independent Accountants" shall have the meaning set forth in
Section 3.5(d).

"Intangible Property" shall have the meaning set forth in
Section 2.1(e).

"Intellectual Property" shall mean collectively, the Intangible
Property described in Section 2.1(e)(i), together with the Licensed Intellectual Property and the Shared Know-How.

"Intellectual Property Agreement" shall have the meaning set forth in Section 3.4(a)(iv).

"Inventories" shall mean all inventories of the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods of the Business. For purposes of determining Net Asset Value. Inventories will be valued at the lower of cost and fair market value on a first-in, first-out basis in accordance with the following obsolescence guidelines:

             (i) in connection with raw materials, value will be determined with respect to age as follows:

          Less than 6 months usage                         100%

          More than 6 months usage(but less than
              9 months anticipated usage)                   75%

          More than 9 months usage(but less than
             12 months anticipated usage)                   50%

          More than 12 months usage                          0%


	    To determine usage of various categories of raw materials inventories for purposes of the foregoing table, the Parties will calculate the actual usage (or its equivalent) of the raw materials in question over the six months immediately preceding the Effective Time and divide that amount by six to determine the average monthly usage of such inventory. The total dollar amount of raw material inventory in question will then be divided by the average monthly usage to determine the usage of the raw material inventory in question for purposes of the foregoing table. Furthermore, raw material inventory for which there is no current formulation will be deemed to have a usage of more than twelve months for purposes of the foregoing table, regardless of the average monthly usage of such inventory, exclusive of materials used for experimental purposes (which materials will be deemed to have a usage of less than 6 months for purposes of the foregoing table).

            (ii)  in connection with work-in-process and
        finished goods, value will be determined with respect to age as follows:

             Manufactured within previous 9 months        100%

             Manufactured more than 9 months ago            0%

"IRS" shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" with respect to a Party shall mean the actual knowledge of its senior officers and employees who report directly to a senior officer and have responsibility for the relevant matter, without any express or implied obligation of due inquiry.

"Lease" shall mean any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Business Contract pertaining to the leasing or use of any Tangible Personal Property.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

"Liability" shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Licensed Intellectual Property" shall have the meaning set forth in Section 3.4(a)(iv).

"Manchester Facility" shall have the meaning set forth in
Section 8.10(a).

"Marks" shall mean all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith

"Material Consents" shall have the meaning set forth in Section
8.3.

"Material Remediation Event" shall have the meaning set forth in
Section 8.10(b).

"Mortgage" shall have the meaning set forth in Section
3.4(b)(vii).

"Net Asset Value" shall have the meaning set forth in Section
3.5(a).

"Note" shall have the meaning set forth in Section 3.1(b)(ii).

"Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order" shall mean any order, injunction, judgment, decree, ruling or arbitration award of any Governmental Body or arbitrator.

"Ordinary Course of Business" shall mean an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

"Other Accruals" shall have the meaning set forth in Section
2.3(d).

"Parent" shall have the meaning set forth in the first paragraph of this Agreement.

"Party" or "Parties" shall have the meaning set forth in the first paragraph of this Agreement.

"Patents" shall mean all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part revision, extensions, and reexamination.

"Payables" shall have the meaning set forth in Section 2.3(a).

"PBGC" shall have the meaning set forth in Section 4.15(d).

"Permitted Encumbrances" shall have the meaning set forth in
Section 4.6(a).

"Person" shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

"Phase II Report" shall have the meaning set forth in Section
8.10(a).

"Phase II Arbitrator" shall have the meaning set forth in
Section 8.10(d).

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator, or a demand or claim for any of the foregoing.

"Purchase Price" shall have the meaning set forth in Section
3.1(a).

"Real Estate" shall have the meaning set forth in Section
2.1(a).

"Real Estate Lease" shall mean any lease in respect of any Facility used in the conduct of the Business.

"Realty Use Rights" shall have the meaning set forth in Section
4.6(d).

"Record" shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Release" shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

"Remedial Action" shall mean all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

"Representative" shall mean with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"Required Remediation" shall have the meaning set forth in
Section 8.10(a).

"Retained Liabilities" shall have the meaning set forth in
Section 2.4.

"Rogers N.V." shall mean Rogers N.V., a corporation organized under the laws of Belgium.

"Rogers Singapore" shall mean Rogers Technologies Singapore,
Inc., a corporation organized under the laws of Delaware.

"Royalty Payments" shall have the meaning set forth in Section
3.2.

"RPS" shall have the meaning set forth in Section 11.1(e)(ii).

"RSA" shall have the meaning set forth in Section 3.4(a)(vii).

"Schedule" shall mean a part or section of the Disclosure
Schedule.

"SEC" shall mean the United States Securities and Exchange
Commission.

"Securities Act" shall mean the Securities and Exchange Act of 1933, as amended.

"Security Agreement" shall have the meaning set forth in Section
3.4(a)(vi).

"Seller" shall have the meaning set forth in the first paragraph of this Agreement.

"Seller's Closing Documents" shall have the meaning set forth in
Section 4.2(a).

"Seller's Consultant" shall have the meaning set forth in
Section 8.10(a).

"Seller Indemnified Persons" shall have the meaning set forth in
Section 12.4(a).

"Seller's Nonunion Pension Plan" shall have the meaning set forth in Section 11.1(d)(i).

"Seller's Savings Plan" shall have the meaning set forth in
Section 11.1(e)(i).

"Sellers Pension Plans" shall have the meaning set forth in
Section 11.1(d)(i).

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"Sellers Union Pension Plan" shall have the meaning set forth in
Section 11.1(d)(i).

"Shared Know-How" shall have the meaning set forth in the Intellectual Property Agreement.

"Shared Know-How Agreement" shall have the meaning set forth in
Section 3.4(a)(v).

"Side Agreement" shall have the meaning set forth in Section
3.4(a)(vii).

"Survey" shall have the meaning set forth in Section 8.9(b).

"Systems" shall have the meaning set forth in Section 6.8.

"Tangible Personal Property" shall mean all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Tax" shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Party" shall mean a Person that is not a party to this Agreement.

"Third-Party Claim" shall mean any claim against any Indemnified
Person by a Third Party, whether or not involving a Proceeding.

"Threat of Release" shall mean a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Uncollected Accounts Receivable" shall have the meaning set forth in Section 3.7.

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"Union" shall mean Paper Allied-Industrial, Chemical and Energy
Workers International Union AFL-CIO, CLC, PACE, Local 1-1554 of
Manchester.

"VOC RACT" shall have the meaning set forth in Section 4.21(b).

"VOC Report" shall have the meaning set forth in Section
4.21(b).

"WARN Act" shall have the meaning set forth in Section 4.22(b).

"WPI" shall mean World Properties, Inc., an Illinois corporation.